UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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BIOGEN IDEC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 20, 2006
Dear Stockholder:
      You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Biogen Idec Inc. to be held at 10:00 a.m. Eastern Time on Thursday, May 25, 2006 at the Boston Marriott Cambridge Hotel, Two Cambridge Center, Cambridge, Massachusetts 02142. For your convenience, we are also pleased to offer a webcast of the meeting open to the public and accessible at www.biogenidec.com.
      We have enclosed the Notice of Annual Meeting, Proxy Statement and proxy card. At this year’s meeting, you will be asked to: (i) elect four directors, (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and (iii) approve our 2006 Non-Employee Directors Equity Plan. Our Board of Directors recommends that you vote FOR all of these proposals. Please refer to the Proxy Statement for detailed information on the proposals. If you have any further questions concerning the meeting or these proposals, please contact our Investor Relations Department at (617) 679-2812. For questions relating to voting, please contact D.F. King & Co., Inc., our proxy solicitors, at (800) 859-8511 (toll-free within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada, call collect).
      Whether you plan to attend the meeting or not, it is important that you promptly fill out, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the meeting.

Sincerely,

James C. Mullen
Chief Executive Officer and President
YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

Biogen Idec Inc.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2006
TO OUR STOCKHOLDERS:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Biogen Idec Inc., a Delaware corporation, will be held at 10:00 a.m. Eastern Time on Thursday, May 25, 2006 at the Boston Marriott Cambridge Hotel, Two Cambridge Center, Cambridge, Massachusetts 02142 for the following purposes:

1. To elect four members to our Board of Directors to serve for a three-year term ending at the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified or their earlier resignation or removal.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

3. To approve our 2006 Non-Employee Directors Equity Plan.

4. To transact such other business as may be properly brought before the meeting and any adjournments.
      Our Board of Directors has fixed the close of business on March 31, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments. For 10 days prior to the meeting, a list of stockholders entitled to vote will be available for inspection at our executive offices located at 10 Cambridge Center, Cambridge, Massachusetts 02142. If you would like to review the list, please call our Investor Relations Department at (617) 679-2812.
      All stockholders are cordially invited to attend the meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the card. A return, postage-paid, self-addressed envelope is enclosed for your convenience.

BY ORDER OF OUR BOARD OF DIRECTORS

Susan H. Alexander
Secretary
Cambridge, Massachusetts
April 20, 2006

Biogen Idec Inc.
14 Cambridge Center
Cambridge, Massachusetts 02142
(617) 679-2000
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2006
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
Why did you send me this Proxy Statement?
      We sent you this Proxy Statement and the accompanying proxy card because the Board of Directors of Biogen Idec Inc. is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held at the Boston Marriott Cambridge Hotel, Two Cambridge Center, Cambridge, Massachusetts 02142 on Thursday, May 25, 2006 at 10:00 a.m. Eastern Time. This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information that you need to know to vote at the meeting.
      Our 2005 Annual Report to Stockholders and our 2005 Annual Report on Form 10-K, which includes our audited financial statements, are being mailed with this Proxy Statement, but are not part of this Proxy Statement. You can also find a copy of our Annual Report to Stockholders and our 2005 Annual Report on Form 10-K on the Internet through the electronic data system of the Securities and Exchange Commission, or SEC, called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.biogenidec.com.
Who can vote?
      Each share of our common stock that you own as of the close of business on the record date of March 31, 2006 entitles you to one vote on each matter to be voted upon at the meeting. As of the record date, 342,173,341 shares of common stock were outstanding and entitled to vote. We are mailing this Proxy Statement and the accompanying proxy on or about April 20, 2006 to all stockholders entitled to notice of and to vote at the meeting. For 10 days prior to the meeting, a list of stockholders entitled to vote will be available for inspection at our executive offices located at 10 Cambridge Center, Cambridge, Massachusetts 02142. If you would like to review the list, please call our Investor Relations Department at (617) 679-2812.
      Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. You can revoke your vote in the manner described in “How can I change my vote?”
How do I vote?
      If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.
      If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Visit www.proxyvote.com to enroll and vote online or follow the instructions you receive from your bank, broker or other nominee to vote by telephone.

•	By mail. You will receive instructions, typically in the form of a voting instruction form, from your bank, broker or other nominee explaining how to vote your shares.

•	In person at the meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a broker proxy card from your bank, broker or other nominee.
How can I change my vote?
      You may revoke your proxy and change your vote at any time before the meeting. You may do this by:

•	Signing a new proxy card or voting instruction form and submitting it as instructed above.

•	If your shares are registered in your name, delivering to our Secretary a signed statement of revocation or a duly executed proxy bearing a later date.

•	If your shares are held in street name, re-voting by Internet or by telephone as instructed above. Only your latest Internet or telephone vote will be counted.

•	Attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.
Will my shares be voted if I do not vote?
      If your shares are registered in your name, they will not be voted unless you vote in the manner described under “How do I vote?”
      If your shares are held in street name and you do not vote in the manner described under “How do I vote,” the bank, broker or other nominee has the authority to vote your unvoted shares on “Proposal 1 — Election of Directors” and “Proposal 2 — Ratification of the Selection of our Independent Registered Public Accounting Firm.” If the bank, broker or other nominee does not vote your unvoted shares on these proposals, the shares become “broker non-votes” as to the particular proposals.
      If your shares are held in street name and you do not vote on “Proposal 3 — Approval of our 2006 Non-Employee Directors Equity Plan,” your shares will not be voted and the shares also become broker non-votes as to the particular proposal.
      The effect of broker non-votes on the vote for each proposal is described under “What vote is required to approve each matter and how are votes counted?” We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire.
What if I receive more than one proxy card or voting instruction form?
      You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How do I vote?” for each account to ensure that all of your shares are voted.
How many shares must be present to hold the meeting?
      A majority of our outstanding shares of common stock as of the record date must be present at the meeting to hold the meeting and conduct business. This is called a quorum. Shares voted in the manner described under “How do I vote?” will be counted as present at the meeting. Shares that abstain or do not vote on one or more of the matters to be voted upon, as well as broker non-votes, are counted as present for establishing a quorum.
      If a quorum is not present, we expect that the meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

•	Election of Directors. The four nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

•	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm. The affirmative vote of a majority of shares present at the meeting is required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006. Abstentions and unvoted shares will be treated as votes against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm for 2006, the Finance and Audit Committee of our Board of Directors will reconsider its selection.

•	Approval of our 2006 Non-Employee Directors Equity Plan. The affirmative vote of a majority of shares present at the meeting is required to approve our 2006 Non-Employee Directors Equity Plan. Abstentions and unvoted shares will be treated as votes against this proposal. Broker non-votes will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.
Are there other matters to be voted on at the meeting?
      We do not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment.
Where do I find the voting results of the meeting?
      We will announce preliminary voting results at the meeting. We will publish final voting results in our Quarterly Report on Form 10-Q for the second quarter of 2006, which we plan to file with the Securities and Exchange Commission by August 9, 2006. You may request a copy of the Form 10-Q by writing to Investor Relations, Biogen Idec Inc., 14 Cambridge Center, Cambridge, Massachusetts 02142. You will also be able to find a copy on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.biogenidec.com.
Who is soliciting the proxy and what are the costs of soliciting the proxies?
      Our Board of Directors is soliciting your return of the proxy card accompanying this Proxy Statement. Our directors, executive officers and other employees may also solicit proxies by telephone, fax, e-mail, Internet and personal solicitation. They will not receive any additional compensation for such solicitation. We will bear the cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement. We will also reimburse banks, brokers and other nominees representing stockholders who hold their shares in street name for their expenses in forwarding proxy material to such stockholders. We have hired D.F. King & Co., Inc. to act as our proxy solicitor for the meeting at a cost of approximately $8,500.

PROPOSAL 1
ELECTION OF DIRECTORS
      Our Board of Directors currently consists of eleven members, divided into two classes of four and one class of three, each serving staggered three-year terms, as follows:

•	Class 1 directors (terms expire in 2007) — Alan Belzer, Mary L. Good, James C. Mullen and Bruce R. Ross (Chairman).

•	Class 2 directors (terms expire in 2008) — Thomas F. Keller, Lynn Schenk and Phillip A. Sharp.

•	Class 3 directors (nominees for re-election; terms expire at this meeting) — Lawrence C. Best, Alan B. Glassberg, Robert W. Pangia and William D. Young.
      The term of our Class 3 directors expires at this meeting. If re-elected, each Class 3 director will hold office until the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified unless they resign or are removed.
      If any nominee is unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board of Directors may recommend. We know of no reason why any nominee would be unable or unwilling to accept nomination or election. OUR BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF LAWRENCE C. BEST, ALAN B. GLASSBERG, ROBERT W. PANGIA AND WILLIAM D. YOUNG.
Information about our Directors
      Prior to the merger with Biogen, Inc. in November 2003, we were known as IDEC Pharmaceuticals Corporation. References to “our” or “us” in the following biographical descriptions include Biogen Idec and the former IDEC Pharmaceuticals Corporation.

Information about our Nominees for Re-Election as Class 3 Directors — Terms Expire in 2009

Lawrence C. Best (age 56)	Mr. Best is Executive Vice President — Finance & Administration and Chief Financial Officer of Boston Scientific Corporation and has held those positions since August 1992. From 1981 to 1992, Mr. Best served as Senior Partner with Ernst & Young. From 1979 to 1981, Mr. Best served as a Professional Accounting Fellow in the Office of the Chief Accountant at the Securities and Exchange Commission.

Mr. Best has served as one of our directors since the merger in November 2003 and served as a director of Biogen, Inc. from February 2003 until the merger. He is also a director of Haemonetics Corporation.

Alan B. Glassberg, M.D. (age 69)	Dr. Glassberg is Associate Director of Clinical Care and Director of General Oncology at the University of California San Francisco Cancer Center, and also serves as Director of Hematology and Medical Oncology at Mount Zion Medical Center in San Francisco, California. Dr. Glassberg has been associated with the University of California, San Francisco since 1970 and is currently a Clinical Professor of Medicine.

Dr. Glassberg has served as one of our directors since 1997.

Robert W. Pangia (age 54)	Mr. Pangia is a partner in Ivy Capital Partners, LLC, the general partner of Ivy Healthcare Capital, L.P., a private equity fund specializing in healthcare investments, a position he has held since February 2003. From 1997 to February 2003, he was self-employed as an investment banker. From 1987 to 1996, Mr. Pangia held various senior management positions at PaineWebber, including; Executive Vice President and Director of Investment Banking, member of the board of directors of PaineWebber, Inc., Chairman of the board of directors of PaineWebber Properties, Inc., and member of PaineWebber’s executive and operating committees.

Mr. Pangia has served as one of our directors since September 1997. He is also a director of ICOS Corporation and McAfee, Inc.

William D. Young (age 61)	Mr. Young is Chairman and Chief Executive Officer of Monogram Biosciences, Inc. Mr. Young has served as Chief Executive Officer of Monogram Biosciences, Inc. since November 1999 and Chairman of the Board since May 1998. From 1997 to October 1999, he served as Chief Operating Officer of Genentech, Inc. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and became Vice President in 1983. He was promoted to various positions and in 1997 became Chief Operating Officer taking on the responsibilities for all development, operations, and sales and marketing activities. Prior to joining Genentech, Mr. Young was with Eli Lilly & Co. for 14 years.

Mr. Young has served as one of our directors since 1997. He is also a director of Monogram Biosciences, Inc., Theravance, Inc. and Human Genome Sciences, Inc.

Mr. Young was elected to the National Academy of Engineering in 1993 for his contributions to biotechnology.
Class 1 Directors — Terms Expire in 2007

Alan Belzer (age 73)	Mr. Belzer was President, Chief Operating Officer and Director of Allied-Signal, Inc. (now Honeywell International Inc.) from 1988 until his retirement in 1993. From 1983 to 1988, Mr. Belzer was Executive Vice President and President of Engineered Materials Sector of Allied-Signal, Inc.

Mr. Belzer has served as one of our directors since the merger in November 2003 and served as a director of Biogen, Inc. from 1990 until the merger.

Mary L. Good, Ph.D. (age 74)	Dr. Good is Donaghey University Professor and Dean, Donaghey College of Information Science and System Engineering at University of Arkansas at Little Rock, a position she has held since 1998. From 1993 to 1997, she served as Under Secretary for Technology, United States Department of Commerce. From 1988 to 1993, Dr. Good served as Senior Vice President, Technology of Allied-Signal, Inc. (now Honeywell International Inc.)

Dr. Good has served as one of our directors since the merger in November 2003 and served as a director of Biogen, Inc. from 1997 until the merger. She is also a director of Acxiom Corporation.

James C. Mullen (age 47)	Mr. Mullen is our Chief Executive Officer and President and has served in these positions since the merger in November 2003. He was Chairman of the Board and Chief Executive Officer of Biogen, Inc. until the merger in November 2003. He was named Chairman of the Board of Biogen, Inc. in July 2002, after being named Chief Executive Officer and President of Biogen, Inc. in June 2000. Mr. Mullen joined Biogen, Inc. in 1989 as Director, Facilities and Engineering. He was named Biogen, Inc.’s Vice President, Operations in 1992. From 1996 to 1999, Mr. Mullen served as Vice President, International of Biogen, Inc., with responsibility for building all Biogen, Inc. operations outside North America. From 1984 to 1988, Mr. Mullen held various positions at SmithKline Beckman Corporation (now GlaxoSmithKline plc).

Mr. Mullen has served as one of our directors since the merger in November 2003 and served as a Director of Biogen, Inc. from 1999 until the merger. He is also a director of PerkinElmer, Inc., serves as Chairman of the Board of Directors of the Biotechnology Industry Organization (BIO), and is co-Chairman of Cambridge Family and Children’s Service Capital Campaign Steering Committee.

Bruce R. Ross (Chairman) (age 65)	Mr. Ross is President of Cancer Rx, a health care consulting firm he founded in 1994. From 1994 to 1997, Mr. Ross was Chief Executive Officer of the National Comprehensive Cancer Network, an association of nineteen of the largest cancer centers in the United States. He previously held senior management positions during a 27-year career at Bristol-Myers Squibb, including Senior Vice President, Policy, Planning and Development, Bristol-Myers Squibb Pharmaceutical Group and President, Bristol-Myers Squibb U.S. Pharmaceutical Group.

Mr. Ross has served as Chairman of the Board of Directors since December 2005 and has served as one of our directors since 1997.
Class 2 Directors — Terms Expire in 2008

Thomas F. Keller, Ph.D. (age 74)	Dr. Keller is R.J. Reynolds Professor Emeritus of Business Administration and Dean Emeritus of the Fuqua School of Business at Duke University. From 1974 to September 2004, Dr. Keller was R.J. Reynolds Professor of Business Administration, Duke University. From 1999 to 2001, he served as Dean of the Fuqua School of Business Europe at Duke University. From 1974 to 1996, Dr. Keller served as Dean of the Fuqua School of Business at Duke University.

Dr. Keller has served as one of our directors since the merger in November 2003 and served as a director of Biogen, Inc. from 1996 until the merger. Dr. Keller is also a director of Wendy’s International, Inc.

Lynn Schenk (age 61)	Ms. Schenk is an attorney in private practice. She served as Chief of Staff to the Governor of California from January 1999 to November 2003. Prior to that, Ms. Schenk was an attorney in private practice from 1996 to 1998 and from 1983 to 1993. She also served as a member of the United States Congress from 1993 to 1995, representing California’s 49th District, and served as the California Secretary of Business, Transportation and Housing from 1980 to 1983. Ms. Schenk is currently a member of the California High Speed Rail Authority and a former member of the California Medical Assistance Commission.

Ms. Schenk has served as one of our directors since 1995. She is also a member of the Board of Trustees of the Scripps Research Institute.

Phillip A. Sharp, Ph.D. (age 61)	Dr. Sharp is Institute Professor at the Center for Cancer Research at the Massachusetts Institute of Technology, an academic title position he has held since 1999. Dr. Sharp was the founding Director of the McGovern Institute for Brain Research at the Massachusetts Institute of Technology and served in that position from 2000 to 2004. From 1991 to 1999, Dr. Sharp served as Salvador E. Luria Professor and Head of the Department of Biology at the Center for Cancer Research at the Massachusetts Institute of Technology. From 1985 to 1991, Dr. Sharp served as Director of the Center for Cancer Research at the Massachusetts Institute of Technology.

Dr. Sharp has served as one of our directors since the merger in November 2003 and served as a director of Biogen, Inc. from 1982 until the merger. Dr. Sharp is also director and Chairman of the Scientific Advisory Board of Alnylam Pharmaceuticals, Inc.

Dr. Sharp is a Nobel Laureate.
Corporate Governance
      Corporate Governance Principles and Related Documents. Our Corporate Governance Principles are posted on www.biogenidec.com under “Corporate Governance.” Also posted on www.biogenidec.com under “Corporate Governance” are the charters of the Compensation and Management Development, Corporate Governance and Finance and Audit Committees of our Board of Directors and our Finance and Audit Committee Practices which describe the key practices utilized by the Finance and Audit Committee in undertaking its functions and responsibilities.

Director Independence.

•	Board of Directors. The Board of Directors has determined that all of our directors, other than James C. Mullen, our Chief Executive Officer and President, satisfy the independence requirements of The Nasdaq Stock Market, Inc., or Nasdaq.

•	Committees. The committees of our Board of Directors consist solely of independent directors, as defined by Nasdaq. The members of our Finance and Audit Committee also meet the additional SEC and Nasdaq independence and experience requirements applicable specifically to members of the Finance and Audit Committee. In addition, all of the members of our Compensation and Management Development Committee are “non-employee directors” within the meaning of the rules of Section 16 of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and “outside directors” for purposes of Internal Revenue Code Section 162(m). The composition of the committees is set forth below under “Information about our Board of Directors and its Committees — Composition of Committees and Information about Meetings.”
      Meetings of Independent Directors; Lead Director. Independent directors are required to meet without management present twice each year. Independent directors may also meet without management present at such other times as determined by our Chairman of the Board (if a non-employee director), the lead director (in the absence of a non-employee Chairman of the Board) or if requested by at least two other directors. In 2005, our independent directors met without management present ten times. Our Chairman of the Board (if a non-employee director) presides at such meetings and performs such other functions as the Board of Directors may direct, including advising on the selection of committee chairs and advising management on the agenda of meetings of the Board of Directors. In the absence of a non-employee Chairman of the Board, the chair of our Corporate Governance Committee serves as the lead director and, with respect to meetings of our independent directors, performs the functions otherwise assigned to the Chairman of the Board.
      Code of Business Conduct. All of our directors, officers and employees must act ethically, legally and with integrity at all times and are required to comply with our Code of Business Conduct as well as our other policies and standards of conduct. Our Code of Business Conduct, which includes the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, is posted on www.biogenidec.com under “Corporate Governance.” Disclosure regarding any amendments to the code of ethics provisions of our Code of Business Conduct will, if required, be included in a Current Report on Form 8-K within four business days following the date of the amendment, unless website posting of amendments is permitted by Nasdaq rules. Under our Corporate Governance Principles, our Board of Directors is not permitted to grant any waiver of any ethics policy (including the code of ethics provisions of our Code of Business Conduct) for any of our directors or executive officers.
Information about our Board of Directors and its Committees

Committees
      Our Board of Directors has four standing committees: a Compensation and Management Development Committee, a Corporate Governance Committee (includes nominating functions), a Finance and Audit Committee, and a Transaction Committee.

•	Our Compensation and Management Development Committee assists the Board of Directors with its overall responsibility relating to compensation and management development, recommends to the Board of Directors for approval the compensation of our Chief Executive Officer, approves compensation for our other executive officers, and administers our equity-based compensation plans. The report of the Compensation and Management Development Committee appears on page 28 of this Proxy Statement.

•	Our Corporate Governance Committee assists the Board of Directors in assuring sound corporate governance practices, identifying qualified individuals to become members of the Board of Directors, and recommending particular nominees to the Board of Directors and its committees.

•	Our Finance and Audit Committee assists the Board of Directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the performance of our internal audit function and our accounting and financial reporting processes. Our Finance and Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. The report of the Finance and Audit Committee appears on page 12 of this Proxy Statement.

•	Our Transaction Committee assists the Board of Directors by (i) providing the Board of Directors oversight of the Company’s corporate development, business development and new ventures transaction planning and activities and (ii) making recommendations to the Board of Directors regarding transactions requiring action by the Board of Directors.

Composition of Committees and Information about Meetings
      The composition of the standing committees of our Board of Directors and the number of times that each committee met in 2005 are set forth in the following table:

Committee	Members	Number of Meetings

Compensation and Management Development Committee	Bruce R. Ross (Chair) Alan Belzer Alan B. Glassberg Mary L. Good	11
Corporate Governance Committee	Alan Belzer (Chair) Alan B. Glassberg Mary L. Good Lynn Schenk	7
Finance and Audit Committee	Thomas F. Keller (Chair) Lawrence C. Best Robert W. Pangia William D. Young	18
Transaction Committee	Robert W. Pangia (Chair) Lawrence C. Best Bruce R. Ross Phillip A. Sharp	1
      Our Board of Directors met 19 times in 2005. No director attended fewer than 75% of the total number of meetings of our Board of Directors or the committees on which he or she served during 2005, with the exception of Lawrence C. Best who attended more than 75% of the total number of meetings of our Board of Directors and the committees on which he served during 2005 but for being absent from the single meeting of our Transaction Committee that was held in 2005.

Financial Expert
      Our Board of Directors has determined that Lawrence C. Best, a member of our Finance and Audit Committee, is an “audit committee financial expert” as defined in SEC regulations.

Information About our Nominating Processes
      Our Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors, including review of candidates recommended by stockholders. Our Corporate Governance Committee has the authority to retain a search firm to assist in identifying candidates. Stockholders may recommend nominees for consideration by our Corporate Governance Committee by submitting the names and supporting information to: Corporate Secretary, Biogen Idec Inc., 14 Cambridge Center, Cambridge, Massachusetts, 02142. Any such recommendation should include at a minimum the name(s) and address(es) of the stockholder(s) making the recommendation and appropriate biographical information for the proposed nominee(s). Candidates who are recommended by stockholders will be considered on the same basis as candidates from other sources. For all potential candidates, our Corporate Governance Committee will consider all factors it deems relevant, including at a minimum those listed under “Director Qualification Standards” below. Director nominations are recommended by our Corporate Governance Committee to our Board of Directors and must be approved by a majority of independent directors.
      In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at an annual meeting of stockholders. In order to nominate a director candidate for election at our 2007 Annual Meeting of Stockholders, a stockholder must give timely notice in writing to our Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received a stockholder’s notice not less than 90 days nor more than 120 days in advance of the anniversary of the date our proxy statement was released to the stockholders in connection with the previous year’s annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, we must receive a stockholder’s notice not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 7th day following the day on which public announcement of the date of such meeting is first made. Information required by the Bylaws to be in the notice includes the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act and the related rules and regulations under that Section. Our Corporate Governance Committee may also require any proposed nominee to furnish such other information as may be reasonably required to determine the eligibility of such proposed nominee to serve as our director.
     Director Qualification Standards
      Our directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Our directors must also be inquisitive and objective and have practical wisdom and mature judgment. We endeavor to have a Board of Directors representing diverse experience at strategic and policy-making levels in business, government, education, healthcare, science and technology, and the international arena.
      Our directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on our Board of Directors for an extended period of time.
      We ask directors who also serve in full-time positions with a company not to serve on more than two boards of public companies in addition to our Board of Directors (excluding their own company) and other directors not to serve on more than six boards of public companies in addition to ours.
      Our Board of Directors does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be re-nominated. Regular evaluations are an important determinant for continued tenure. Our Corporate Governance Principles provide that directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities or any circumstances that may adversely affect their ability to carry out their duties and responsibilities effectively. Our directors are also expected to offer their resignation to the Board of Directors effective at the annual meeting of stockholders in the year of their 75th birthday. In connection with the merger, we made exceptions to our retirement policy for Mary L. Good and Thomas F. Keller that allow them to serve their entire current terms. Accordingly, we expect that Dr. Good will retire at our 2007 Annual Meeting of Stockholders and Dr. Keller will retire at our 2008 Annual Meeting of Stockholders. In addition, we expect that Alan Belzer will retire at our 2007 Annual Meeting of Stockholders in accordance with the retirement policy.
     Stockholder Communications to the Board
      Generally, stockholders who have questions or concerns should contact our Investor Relations Department at (617) 679-2812. However, stockholders who wish to address questions or concerns regarding our business directly with the Board of Directors, or any individual director, should direct questions in writing to Biogen Idec Inc., Attention: General Counsel, 14 Cambridge Center, Cambridge, Massachusetts, 02142 or by e-mail to Compliance.Report@biogenidec.com. Questions and concerns will be forwarded directly to the appropriate director or directors.
     Attendance at Annual Meetings
      We expect all of our directors and director nominees to attend our annual meetings of stockholders. All of our directors attended our 2005 Annual Meeting of Stockholders.

     Director Compensation
      The standard compensation package for all non-employee members of our Board of Directors is as follows:

•	An annual retainer of $25,000;

•	$2,500 for each meeting day of the Board of Directors attended (in person);

•	$1,250 for each meeting day of the Board of Directors attended (by telephone); and

•	$1,000 for each committee meeting attended (in person or by telephone).
      In addition to the fees described above: (i) the chairs of our Finance and Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee and Transaction Committee will receive an additional annual retainer of $20,000, $10,000, $10,000 and $10,000, respectively; (ii) the members of our Finance and Audit Committee (other than the chair) will receive an additional annual retainer of $5,000; (iii) Bruce R. Ross, our Non-Executive Chairman, will receive a $200,000 cash retainer for the six months ending June 30, 2006; and (iv) non-employee directors will be paid a fee of $1,000 for each full day of service rendered by such individual in connection with his or her duties as a director, excluding service related to meetings of our Board of Directors or its committees. If we decide to form other committees of our Board of Directors, it is likely, unless circumstances dictate otherwise, the chairs of such committees will receive annual retainers comparable to those mentioned above. Our directors may defer all or part of their cash compensation under our Voluntary Board of Directors Savings Plan. If directors choose to defer their compensation under our Voluntary Board of Directors Savings Plan, the plan periodically will credit their accounts with amounts of “deemed investment results” as if their deferred fees were deposited into investment funds available under our 401(k) plan. Alternatively, directors can choose a fixed income option under our Voluntary Board of Directors Savings Plan whereby the “deemed investment results” earn a rate of return specified annually by the committee which administers the plan. Directors are also reimbursed for actual expenses incurred in attending meetings of our Board of Directors and its committees.
      The 1993 Non-Employee Directors Stock Option Plan, or the 1993 Directors Plan, which recently terminated by its terms (as to the making of any new grants), governs option grants made to directors, except for grants made to directors who were directors of Biogen, Inc. prior to the merger. Pre-merger grants to Biogen, Inc. directors are governed by the Biogen, Inc. 1985 Non-Qualified Stock Option Plan, or the Biogen 1985 Stock Option Plan. The 1993 Directors Plan provided that, upon initial election to our Board of Directors, each non-employee director received an initial option to purchase 35,000 shares of common stock. This initial option is immediately exercisable, but any shares purchased under the option are subject to repurchase by us, at the exercise price, should the director cease to remain a director for any reason, other than death or disability, prior to vesting in the shares. The shares vest (and the repurchase right lapses) over four years in equal annual installments beginning with the first anniversary of the grant date. We did not make any initial election option grants in 2005.
      The 1993 Directors Plan also provided that, in January of each year, each non-employee director received an option to purchase 12,500 shares of common stock, provided the director has served as a director for a period of at least six months. These annual options are immediately exercisable, but any shares purchased under such an option are subject to repurchase by us, at the exercise price, should the director cease to remain a director for any reason, other than death or disability, within one year after the grant date. As a result, on January 3, 2005 and January 9, 2006, each of our current non-employee directors received an option to purchase 12,500 shares. The exercise price for the 2005 grant was $66.29 per share and the exercise price for the 2006 grant was $47.55 per share.
      The 1993 Directors Plan has terminated by its terms (as to the making of any new grants) and, therefore, no additional stock options will be granted under the plan. Stock options granted before the 1993 Directors Plan expired may extend beyond the expiration date.

      If the 2006 Non-Employee Directors Equity Plan is approved by stockholders at this meeting, then future equity grants to directors will be governed by the terms of the 2006 plan. See “Proposal 3 — Approval of our 2006 Non-Employee Directors Equity Plan” for a description of the plan.
Finance and Audit Committee Report
      The Finance and Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all aspects of Biogen Idec’s financial reporting, internal control and audit functions. The Finance and Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. The roles and responsibilities of the Finance and Audit Committee are set forth in the written charter adopted by the Board of Directors which is posted on www.biogenidec.com under “Corporate Governance” and attached to this Proxy Statement as Appendix B. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls.
      In fulfilling its oversight responsibilities, the Finance and Audit Committee reviewed and discussed the audited consolidated financial statements contained in Biogen Idec’s 2005 Annual Report on Form 10-K with management. The Finance and Audit Committee discussed with PricewaterhouseCoopers LLP, Biogen Idec’s independent registered public accounting firm, the overall scope and plans for its audit. The Finance and Audit Committee met with PricewaterhouseCoopers, with and without management present, to discuss the results of its examination, management’s response to any significant findings, its observations of Biogen Idec’s internal controls, the overall quality of Biogen Idec’s financial reporting, the selection, application and disclosure of critical accounting policies, new accounting developments and accounting-related disclosure, the key accounting judgments and assumptions made in preparing the financial statements and whether the financial statements would have materially changed had different judgments and assumptions been made, and other pertinent items related to Biogen Idec’s accounting, internal controls and financial reporting. The Finance and Audit Committee also discussed with representatives of Biogen Idec’s internal corporate audit staff their purpose and authority and their audit plan.
      The Finance and Audit Committee also reviewed and discussed with PricewaterhouseCoopers the matters required to be discussed with the Finance and Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Finance and Audit Committee discussed with PricewaterhouseCoopers the independence of PricewaterhouseCoopers from management and Biogen Idec, including the matters in the written disclosures and letter received from PricewaterhouseCoopers required by the Independence Standards Board Standard No. 1. The Finance and Audit Committee has determined that the provision of non-audit services to Biogen Idec by PricewaterhouseCoopers is compatible with its independence.
      During 2005, management completed the documentation, testing and evaluation of Biogen Idec’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Finance and Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Finance and Audit Committee received periodic updates from management and PricewaterhouseCoopers. At the conclusion of the process, the Finance and Audit Committee reviewed a report by management on the effectiveness of Biogen Idec’s internal control over financial reporting. The Finance and Audit Committee also reviewed PricewaterhouseCoopers’ Report of Independent Registered Public Accounting Firm included in Biogen Idec’s 2005 Annual Report on Form 10-K related to its audit of management’s assessment of the effectiveness of internal control over financial reporting.

      In reliance on these reviews and discussions, the Finance and Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Biogen Idec’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
      The Finance and Audit Committee of the Board of Directors

Thomas F. Keller (Chair)
Lawrence C. Best
Robert W. Pangia
William D. Young

PROPOSAL 2
RATIFICATION OF THE SELECTION OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Our Finance and Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. PricewaterhouseCoopers served as our independent registered public accounting firm in connection with the audit for the fiscal year ended December 31, 2005. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm, our Finance and Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.
Audit and Other Fees
      The following table shows fees for professional audit services billed to us by PricewaterhouseCoopers for the audit of our annual consolidated financial statements for the years ended December 31, 2004 and December 31, 2005, and fees billed to us by PricewaterhouseCoopers for other services during 2004 and 2005:

Fees	2004	2005

Audit fees	$3,313,489	$2,562,660
Audit-related fees	54,425	45,000
Tax fees	864,998	995,250
All other fees	116,201	5,361

Total	$4,349,113	$3,608,271

      Audit fees are fees for the audit of our 2004 and 2005 consolidated financial statements included in our Annual Reports on Form 10-K and reviews of consolidated financial statements included in our Quarterly Reports on Form 10-Q.
      Audit-related fees are fees that principally relate to assurance and related services that are reasonably related to the performance of the audits and reviews of our consolidated financial statements, including employee benefit plans and special procedures required to meet certain regulatory requirements.
      Tax fees are fees for tax compliance, planning and advisory services other than those that relate specifically to the audits and reviews of our consolidated financial statements and internal control over financial reporting.
      All other fees are fees that principally relate to educational resources and human resources consulting services.
      Our Finance and Audit Committee has considered whether the provision of the non-audit services by PricewaterhouseCoopers described above is compatible with maintaining its independence and has determined that the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.
Policy on Pre-Approval of Audit and Non-Audit Services
      Our Finance and Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Finance and Audit Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. Our Finance and Audit Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable securities laws or Nasdaq requirements. In assessing whether to approve the use of our independent registered public accounting firm to provide permitted non-audit services, our Finance and Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Finance and Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by our independent registered public accounting firm than another firm. Our Finance and Audit Committee has delegated pre-approval authority for non-audit services to the chair of our Finance and Audit Committee within the guidelines discussed above. The chair is required to inform our Finance and Audit Committee of each decision to permit our independent registered public accounting firm to perform non-audit services at the next regularly scheduled Finance and Audit Committee meeting.
      Our Finance and Audit Committee pre-approved all of the services provided by PricewaterhouseCoopers during 2005 in accordance with this policy.
      THE FINANCE AND AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

STOCK OWNERSHIP
Ownership Table
      The following table sets forth information, as of March 1, 2006, concerning the beneficial ownership of our common stock by:

•	each of our current directors,

•	each of our named executive officers (as described in the Summary Compensation Table),

•	all of our current directors and executive officers as a group, and

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.
      Except as otherwise noted, the persons identified have sole voting and investment power with respect to their shares.

	Shares Beneficially Owned(1)

Name and Address**	Number		Percent%

Current Directors:

Alan Belzer	226,675	(2)	*
Lawrence C. Best	60,500	(3)	*
Alan B. Glassberg	115,640	(3)	*
Mary L. Good	90,050	(3)	*
Thomas F. Keller	124,095	(4)	*
James C. Mullen	2,116,215	(5)	*
Robert W. Pangia	133,000	(6)	*
Bruce R. Ross	87,500	(3)	*
Lynn Schenk	102,500	(7)	*
Phillip A. Sharp	724,183	(8)	*
William D. Young	72,500	(3)	*
Named Executive Officers Who Are Not Directors:

Burt A. Adelman	325,528	(9)	*
Raymond G. Arner	96,615	(10)	*
Peter N. Kellogg	470,354	(11)	*
William H. Rastetter	1,352,866	(12)	*
Craig Eric Schneier	236,814	(13)	*
Five Percent Holders

CAM North America, LLC	34,647,557	(14)	10.1%
399 Park Avenue
New York, NY 10043
PRIMECAP Management Company	34,001,850	(15)	9.9%
225 South Lake Ave., #400
Pasadena, CA 91101
FMR Corp.	24,002,547	(16)	7.0%
82 Devonshire Street
Boston, MA 02109
Capital Research and Management Company	18,690,250	(17)	5.5%
333 South Hope Street
Los Angeles, CA 90071
All current executive officers and directors as a group (21 persons)	6,526,488	(18)	1.9%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

**	Addresses are given only for beneficial owners of more than 5% of our outstanding shares of common stock.

(1)	All references to options in these notes mean those options which are held by the respective person on March 1, 2006 and which are exercisable on March 1, 2006 or become exercisable on or before April 30, 2006. The calculation of percentages is based upon 342,173,341 shares issued and outstanding at

March 1, 2006, plus shares subject to options held by the respective person as of March 1, 2006, which are exercisable on March 1, 2006 or become exercisable on or before April 30, 2006.

(2)	Includes 174,925 shares which may be acquired pursuant to options and 11,500 shares which are held by partnerships of which Mr. Belzer is the general partner.

(3)	Represents shares which may be acquired pursuant to options.

(4)	Includes 123,850 shares which may be acquired pursuant to options, of which 17,250 shares may be acquired pursuant to options held by a partnership of which Dr. Keller is a general partner, and 920 shares which are held by the same partnership.

(5)	Includes 2,021,963 shares which may be acquired pursuant to options and 50,000 shares of restricted stock which vest in their entirety on February 6, 2007.

(6)	Includes 132,500 shares which may be acquired pursuant to options.

(7)	Includes 100,500 shares which may be acquired pursuant to options.

(8)	Includes 261,750 shares which may be acquired pursuant to options.

(9)	Includes 8,009 shares held in trusts of which Dr. Adelman is the trustee; 305,250 shares which may be acquired pursuant to options; and 12,000 shares of restricted stock which vest in their entirety on February 6, 2007.

(10)	Includes 83,217 shares which may be acquired pursuant to options; 4,000 shares of restricted stock which vest in their entirety on February 6, 2007; 2,900 shares of restricted stock which vest in their entirety on February 17, 2008; and 5,000 shares of restricted stock which vest in their entirety on June 2, 2008.

(11)	Includes 454,000 shares which may be acquired pursuant to options, and 15,000 shares of restricted stock which vest in their entirety on February 6, 2007.

(12)	Dr. Rastetter was our Executive Chairman of the Board of Directors until December 30, 2005 when he retired from the company. Includes 610,109 shares held in a trust of which Dr. Rastetter is the trustee and 742,757 shares of common stock which may be acquired pursuant to options. In connection with Dr. Rastetter’s retirement from the company, all of the shares in his 2004 restricted stock grant and all of his then unvested stock option grants vested on December 30, 2005 in accordance with his employment agreement. Dr. Rastetter also has the right to exercise his 2004 and 2005 stock option grants until December 30, 2008 under the retirement provision of our 2003 Omnibus Equity Plan. All of Dr. Rastetter’s other options were scheduled to expire on March 30, 2006. Dr. Rastetter’s employment agreement and the retirement provision of our 2003 Omnibus Equity Plan are described below under “Employment Agreements and Change of Control Arrangements — Severance and Equity Plans.”

(13)	Includes 460 shares held by Dr. Schneier’s spouse; 219,375 shares which may be acquired pursuant to options; and 15,000 shares of restricted stock which vest in their entirety on February 6, 2007.

(14)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G filed on January 10, 2006 with the SEC. The Schedule 13G was jointly filed by CAM North America, LLC, Smith Barney Fund Management LLC, TIMCO Asset Management Inc., Salomon Brothers Asset Management Inc and Citigroup Asset Management Limited. According to the filing, CAM North America, LLC beneficially owns 21,691,956 shares, Smith Barney Fund Management LLC beneficially owns 13,620,139 shares, TIMCO Asset Management Inc. beneficially owns 124,846 shares, Salomon Brothers Asset Management Inc beneficially owns 205,179 shares and Citigroup Asset Management Limited beneficially owns 5,437 shares.

(15)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/ A filed on February 14, 2006 with the SEC. On February 13, 2006, Vanguard Chester Funds — Vanguard PRIMECAP Fund filed a Schedule 13G with the SEC reporting the beneficial ownership of 18,131,020 shares. The 34,001,850 shares reported by PRIMECAP Management Company includes the 18,131,020 shares reported by Vanguard Chester Funds — Vanguard PRIMECAP Fund.

(16)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G filed on February 14, 2006 with the SEC. Various persons, including the listed five percent holder, have the right or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. The number of shares listed in the table includes 489,697 shares resulting from the assumed conversion of $12,120,000 principal amount of our subordinated notes due 2019. The notes are convertible into shares of our common stock at an exchange ratio of 40.404 shares for each $1,000 principal amount.

(17)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G filed on February 10, 2006 with the SEC.

(18)	Includes 5,736,369 shares which may be acquired pursuant to options (directly or indirectly); 61,655 shares held indirectly (by spouse or through trust, partnership or otherwise); and 160,796 shares of restricted stock. Dr. Rastetter’s and Mr. Arner’s beneficial ownership are not included in this calculation as they are no longer executive officers of Biogen Idec.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act requires our executive officers, directors and greater-than-ten-percent stockholders to file initial reports of ownership and changes of ownership. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 forms on their behalf. Based solely on information provided to us by our directors and executive officers, we believe that, during 2005, all such parties complied with all applicable filing requirements except for a Form 4 covering a stock option exercise/sale by Connie L. Matsui, Executive Vice President, Corporate Strategy and Communications, which was filed late due to an administrative error. The stock option exercise/sale took place on October 12, 2005 and the Form 4 covering the exercise/sale was filed on December 20, 2005.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
      The following table sets forth the compensation earned in the last three years by our (i) Chief Executive Officer, (ii) our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2005, (iii) one of our most highly compensated officers who was serving as an executive officer as of December 31, 2005, and (iv) one of our former executive officers who would have been one of our four most highly compensated executive officers as of December 31, 2005 had he been serving as an executive officer as of such date. This group of existing and former executive officers are referred to in this Proxy Statement as our “named executive officers.”
Summary Compensation Table

	Annual Compensation						Long-Term Compensation

									Shares
Name and Principal					Other Annual		Restricted		Underlying		All Other
Position	Year	Salary($)(1)	Bonus($)(1)		Compensation($)(2)		Stock/Units($)		Options(#)		Compensation($)

James C. Mullen(3)(4)	2005	$992,311	$1,200,000		$—		$—		325,000	(5)	$185,706	(6)
Chief Executive Officer	2004	985,256	1,345,200		—		2,175,000	(7)	150,000		944,028
and President	2003	103,846	1,025,000		—		—		—		1,026
Burt A. Adelman(3)(8)	2005	451,842	197,000		—		1,830,150	(9)	75,000	(5)	52,147	(10)
Executive Vice President,	2004	445,513	288,960		—		522,000	(7)	35,000		312,712
Development	2003	40,050	215,631		—		—		—		684
Raymond G. Arner(3)(11)	2005	317,215	249,600		—		1,606,403	(9)	14,500	(5)	27,581	(12)
Senior Vice President,	2004	306,467	133,599		—		174,000	(7)	13,000		160,092
Chief Intellectual	2003	31,731	134,960		—		—		—		851
Property Counsel
Peter N. Kellogg(3)(13)	2005	523,242	294,000		—		2,033,500	(9)	75,000	(5)	55,929	(15)
Executive Vice President,	2004	489,999	327,750		74,599	(14)	652,500	(7)	45,000		153,371
Finance and Chief	2003	40,869	296,258		—		—		—		698
Financial Officer
William H. Rastetter	2005	1,060,311	1,000,000	(16)	—		—		325,000	(17)	6,275,834	(18)
Retired Executive	2004	940,256	1,345,200		—		2,175,000	(7)	150,000	(17)	179,333
Chairman	2003	691,846	465,000		—		—		178,000		10,114
Craig Eric Schneier(3)(19)	2005	397,229	212,000		—		1,830,150	(9)	75,000	(5)	54,527	(20)
Executive Vice President,	2004	388,141	258,750		96,023	(21)	652,500	(7)	145,000		222,504
Human Resources	2003	35,926	203,775		—		—		—		564

(1)	Salaries are paid on a bi-weekly basis during the year. Executives have the right to defer up to 80% of their salary and 100% of their cash bonuses into our Supplemental Savings Plan, or SSP. The SSP is described in this Proxy Statement under “Deferred Compensation Plan.” Bonuses are paid in the year following the year in which they are earned, unless deferred into the SSP.

(2)	In accordance with SEC rules, disclosure of perquisites and other personal benefits in the Summary Compensation Table is not required unless the aggregate amount of perquisites and other personal benefits is more than the lesser of $50,000 or 10% of an executive’s reported salary and bonus, and then only the perquisites and other personal benefits that exceed 25% of the aggregate perquisites and other personal benefits are required to be identified by type and amount. We provide perquisites and personal benefits to our named executive officers that are not included in the Summary Compensation Table because they do not meet SEC disclosure thresholds. For a general description of these perquisites and personal benefits, and the manner in which we value certain perquisites, see “Perquisites and Personal Benefits; Valuation of Certain Perquisites.”

(3)	Each of these named executive officers were executive officers of Biogen, Inc. prior to the merger. The dollar amounts, including 2003 bonuses, reflected in the table for 2003 only include compensation paid by Biogen Idec. 2003 bonuses were based on full year 2003 performance with Biogen Idec and Biogen, Inc. None of these named executive officers received a separate bonus or option grant from Biogen, Inc. in 2003.

(4)	Mr. Mullen has served as our Chief Executive Officer and President since the merger with Biogen, Inc. in November 2003. Prior to the merger, he was Chairman, Chief Executive Officer and President of Biogen, Inc.

(5)	Each of these options, other than options granted on June 2, 2005 to Mr. Arner (for 5,000 shares, which vest in four equal annual installments, commencing one year after the grant date), was originally scheduled to become exercisable as to 25% of the shares subject to the option on the anniversary of grant beginning in 2006. The vesting of these options, along with all other outstanding options held by employees, including executive officers, with an exercise price of $55 or higher, was accelerated by our Board of Directors in December 2005. The acceleration eliminated future compensation expense that we would otherwise recognize in our consolidated statement of operations with respect to the accelerated options now that the Statement of Financial Accounting Standards No. 123(R) “Share Based Payment,” issued by the Financial Accounting Standards Board, has become effective. Our Board of Directors also imposed restrictions on shares of common stock that could be acquired by the Company’s executive officers upon exercise of any such accelerated options that will prevent the sale of such shares (other than to cover the exercise price or satisfy withholding taxes) before such time as vesting would otherwise have taken place (or, if earlier, an executive officer’s last day of employment).

(6)	Includes (a) matching contributions under our 401(k) plan in the amount of $12,600, (b) matching contributions earned under the SSP in the amount of $127,651, (c) interest earned under the SSP exceeding 120% of the applicable federal, long-term rate, with quarterly compounding, in the amount of $43,095 (d) premiums paid with respect to an individual life insurance contract in the amount of $1,460 and (e) premiums paid with respect to group life insurance in the amount of $900.

(7)	The amounts shown represent the dollar amount obtained by multiplying $43.50, the closing sale price of our common stock on the grant date of February 6, 2004, and the number of shares of restricted stock granted to the particular named executive officer. These dollar values do not reflect any adjustments for substantial risk of forfeiture or restrictions on transferability. The number of shares granted to each named executive officer was: Mr. Mullen (50,000 shares), Dr. Adelman (12,000 shares), Mr. Arner (4,000 shares), Mr. Kellogg (15,000 shares), Dr. Rastetter (50,000 shares) and Dr. Schneier (15,000 shares). The shares generally vest in their entirety on February 6, 2007. During the vesting period, the named executive officers are entitled to vote and receive dividends on these shares. In connection with Dr. Rastetter’s retirement from the company, all of the shares in his grant vested on December 30, 2005 in accordance with the retirement provision of our 2003 Omnibus Equity Plan, as described below under “Employment Agreements and Change of Control Arrangements.”

(8)	Dr. Adelman has served as our Executive Vice President, Development since the merger with Biogen, Inc. in November 2003. Prior to the merger, he was Executive Vice President, Research & Development at Biogen, Inc.

(9)	On September 14, 2005, we awarded performance-based restricted stock units to certain employees, including all of our executive officers other than our retired Executive Chairman and our Chief Executive Officer. The amounts shown in this column represent the dollar amount obtained by multiplying $40.67, the closing sale price of our common stock on the award date of September 14, 2005, and the number of performance-based restricted stock units awarded to the applicable named executive officer. These dollar values do not reflect any adjustments for substantial risk of forfeiture or restrictions on transferability. The restricted stock units have performance-based vesting that will depend entirely upon our achievement, over the next 12-18 months, of certain performance-based objectives and continued employment. Upon vesting, the units convert into shares of common stock on a 1:1 basis. No dividends will be paid on underlying shares of common stock unless and until such shares are issued. The number of units granted to the noted named executive officers were: Dr. Adelman (45,000 units), Mr. Arner (30,000 units), Mr. Kellogg (50,000 units), and Dr. Schneier (45,000 units). Additionally, Mr. Arner was awarded 2,900 shares of restricted stock on February 17, 2005, which vest in their entirety on February 17, 2008; and 5,000 shares of restricted stock on June 2, 2005, which vest in their entirety on June 2, 2008. The dollar value of shares underlying the restricted stock units and the shares of restricted stock held by each named executive officer as of December 30, 2005, calculated by multiplying the number of shares times $45.28, the closing sale price of our common stock on

December 30, 2005, was: Mr. Mullen ($2,264,000), Dr. Adelman ($2,580,960), Mr. Arner ($1,897,232), Mr. Kellogg ($2,943,200), and Dr. Schneier ($2,716,800).

(10)	Includes (a) matching contributions under our 401(k) plan in the amount of $12,600, (b) matching contributions earned under the SSP in the amount of $31,848, (c) interest earned under the SSP exceeding 120% of the applicable federal, long-term rate, with quarterly compounding, in the amount of $7,099 and (d) premiums paid with respect to group life insurance in the amount of $600.

(11)	Mr. Arner was Senior Vice President, Chief Intellectual Property Counsel and Acting General Counsel on December 31, 2005. He has served as a Vice President and then Senior Vice President since the merger with Biogen, Inc. in November 2003. Prior to the merger, he served as a Vice President of Biogen, Inc.

(12)	Includes (a) matching contributions under our 401(k) plan in the amount of $12,600, (b) matching contributions earned under the SSP in the amount of $14,449 and (c) premiums paid with respect to group life insurance in the amount of $532.

(13)	Mr. Kellogg has served as our Executive Vice President, Finance and Chief Financial Officer since the merger with Biogen, Inc. in November 2003. Prior to the merger, he served in the same position with Biogen, Inc.

(14)	Represents the dollar value of the difference between the interest rate of a mortgage loan made to Mr. Kellogg by Biogen, Inc. to facilitate relocation to the Cambridge, Massachusetts area and the then market interest rate. Mr. Kellogg repaid the loan in August 2005. The mortgage loan to Mr. Kellogg is described under “Certain Relationships and Related Party Transactions.”

(15)	Includes (a) matching contributions under our 401(k) plan in the amount of $12,600, (b) matching contributions earned under the SSP in the amount of $38,460, (c) interest earned under the SSP exceeding 120% of the applicable federal, long-term rate, with quarterly compounding, in the amount of $4,116 and (d) premiums paid with respect to group life insurance in the amount of $753.

(16)	Dr. Rastetter retired from our Company on December 30, 2005. Under his employment agreement, and a related letter agreement entered into in connection with his retirement, Dr. Rastetter received his 2005 target bonus of $1,000,000 on December 30, 2005. See “Employment Agreements and Change of Control Arrangements” for a description of Dr. Rastetter’s employment agreement and letter agreement.

(17)	In connection with Dr. Rastetter’s retirement from the Company, all of his then unvested stock option grants vested on December 30, 2005 in accordance with his employment agreement. In addition, under the retirement provision of our 2003 Omnibus Equity Plan, Dr. Rastetter can exercise the 2004 and 2005 option grants until December 30, 2008. All of Dr. Rastetter’s other options, including his 2003 option grant, were scheduled to expire on March 30, 2006.

(18)	Includes (a) a separation payment of $6,000,000 under Dr. Rastetter’s employment agreement and in connection with his retirement from the Company, (b) matching contributions under our 401(k) plan in the amount of $12,600, (c) matching contributions earned under our SSP in the amount of $191,731, (d) health benefits for his spouse in the amount of $4,924, (e) interest earned under the SSP exceeding 120% of the applicable federal, long-term rate, with quarterly compounding, in the amount of $65,679 and (f) premiums paid with respect to group life insurance in the amount of $900.

(19)	Dr. Schneier has served as our Executive Vice President, Human Resources since the merger with Biogen, Inc. in November 2003. Prior to the merger, he served in the same position with Biogen, Inc.

(20)	Includes (a) matching contributions under our 401(k) plan in the amount of $12,600, (b) matching contributions earned under the SSP in the amount of $26,759, (c) interest earned under the SSP exceeding 120% of the applicable federal, long-term rate, with quarterly compounding, in the amount of $14,523 and (d) premiums paid with respect to group life insurance in the amount of $645.

(21)	Includes (a) amounts forgiven in connection with a contingent hiring bonus and the interest forgiven in connection therewith in the aggregate amount of $67,646, (b) $16,487 related to the commercial loan interest reimbursement arrangement described above, and (c) $11,890 for financial and tax planning. The loan interest reimbursement arrangement is described under “Certain Relationships and Related Party Transactions.”

Perquisites and Personal Benefits; Valuation of Certain Perquisites
      Perquisites and Personal Benefits. We provide our executive officers with benefits that are generally the same benefits offered to substantially all of our salaried employees. They include medical and dental benefits coverage, group life insurance coverage and matching contributions to our 401(k) plan. The matching contributions that we made to our 401(k) plan on behalf of our named executive officers in 2005 are included in “All Other Compensation” in the Summary Compensation Table.
      We provide certain perquisites and other personal benefits to our executive officers and to all of our officers at or above the level of vice president. These perquisites include an additional week of vacation over and above the vacation offered to other employees with the same number of years of service, participation in the SSP, group life insurance coverage equal to three times base salary and payment of the premiums for this insurance, reimbursement for excise tax penalties incurred pursuant to Internal Revenue Code Section 280G on compensation paid as a result of a change in control, including gains from the exercise of stock options and vesting of restricted stock and restricted stock units and the reimbursement for such penalties, and an allowance to pay for tax preparation and tax, financial and estate planning services.
      We also provide our executive officers and all of our officers at or above the level of vice president with severance payments and other benefits upon the occurrence of certain events. In addition, we have an employment agreement with James C. Mullen, our Chief Executive Officer and President, which provides him with certain rights and benefits that are unique to him. We also had an employment agreement with William H. Rastetter, our retired Executive Chairman, which provided him with certain rights and benefits which were unique to him. See “Employment Agreements and Change of Control Arrangements” for descriptions of the employment agreement of Dr. Rastetter, the separation benefits paid to Dr. Rastetter in connection with his retirement on December 30, 2005, the severance benefits payable to our executive officers, and the employment agreement of Mr. Mullen. We also have arrangements with Peter N. Kellogg, our Executive Vice President, Finance and Chief Financial Officer, and Craig Eric Schneier, our Executive Vice President, Human Resources, which are unique to them, and had an arrangement with Dr. Rastetter with respect to use of a company-owned condominium which was unique to him. These arrangements are described under “Certain Relationships and Related Party Transactions.”
      In addition, we occasionally invite spouses and significant others of our executives and directors to attend Company events. Under these circumstances, on occasion they travel at our expense, including in the past on airplanes in which we owned fractional interests. Under IRS rules, we are required to impute income to directors and executive officers for their or their spouses’ or significant others’ personal use of such airplanes under certain conditions. During 2005, we imputed income for such personal use to Dr. Rastetter. The amount of income that we imputed to Dr. Rastetter is included in the Summary Compensation Table under “Other Annual Compensation.” We also occasionally provide small gifts to spouses and significant others of our executives and directors on significant holidays and in connection with attendance at events related to meetings of the Board of Directors, annual stockholders meetings and other corporate events.
      Valuation of Certain Perquisites. We impute income to executives and directors for personal use of corporate assets in accordance with IRS regulations. We also calculate the incremental cost to us for personal use of corporate assets as required by the SEC. The following describes the methods we used to value personal use of airplanes in which we owned fractional interests, leased vehicles and company-owned condominiums. For purposes of the Summary Compensation Table, we used the amounts calculated in accordance with IRS rules instead of the incremental cost calculation required by the SEC because, in all cases, the incremental cost to us related to the personal use of these assets was substantially less than the amount imputed to the individual as income.

•	Personal use of airplanes in which we owned fractional interests. We previously owned fractional interests in three airplanes that primarily were used for business travel by executives and directors. Use of these airplanes was subject to prior approval of our Chief Executive Officer. In April and December 2005, we entered into agreements to sell our fractional ownership interests in the airplanes. At times, spouses or significant others travel along with executives and directors on business-related travel. For IRS purposes, we impute income to the applicable executive or director for their or their spouse’s or significant other’s personal use at four times the Standard Industry Fare Level rates, as published by the IRS. The SEC requires companies to value such personal use based on the variable costs to the company resulting from the use. In making this calculation, we exclude non-variable costs such as monthly management fees and hourly charges which we would have incurred regardless of the personal use.

•	Personal use of leased vehicles. We impute income for personal use based on the cost of the annual lease. For SEC purposes, we value personal use based on the variable costs to us resulting from the personal use and exclude non-variable costs such as lease fees and maintenance.

•	Personal use of company-owned condominium. We impute income for personal use based on the equivalent fair rental value of the condominium. For SEC purposes, we value personal use based on the variable costs to us resulting from personal use of the condominium. Excluded from the calculation of variable costs are non-variable costs, such as mortgage payments, condominium fees, and maintenance, cleaning and utility costs, which we would have incurred regardless of whether there was any personal use of the condominium. See “Certain Relationships and Related Party Transactions” for a description of the condominium arrangement we had with Dr. Rastetter.

2005 Option Grants
      The following table sets forth information regarding options granted to our named executive officers in 2005.

	Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Shares	Options			Stock Price Appreciation for
	Underlying	Granted to			Option Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted(1)	Fiscal Year	Price($/Sh)	Date	5%($)	10%($)

James C. Mullen	325,000	6.02	67.57	2/16/15	13,810,683	34,998,983
Burt A. Adelman	75,000	1.38	67.57	2/16/15	3,187,081	8,076,688
Raymond G. Arner	9,500	.18	67.57	2/16/15	403,697	1,023,047
	5,000	.09	38.07	6/1/15	119,710	303,369
Peter N. Kellogg	75,000	1.38	67.57	2/16/15	3,187,081	8,076,688
William H. Rastetter(3)	325,000	6.02	67.57	2/16/15	13,810,683	34,998,983
Craig E. Schneier	75,000	1.38	67.57	2/16/15	3,187,081	8,076,688

(1)	All options listed were granted under our 2003 Omnibus Equity Plan with an exercise price equal to the closing sale price of our common stock on the grant date and have ten-year terms, with the exception of an option for 5,000 shares granted to Raymond G. Arner under our 2005 Omnibus Equity Plan. The option granted under our 2005 Omnibus Equity Plan was granted with an exercise price equal to the closing sale price of our common stock on the date of grant and has a ten-year term. Each option was originally scheduled to become exercisable as to 25% of the shares subject to the option on each of the first four anniversaries of the grant date. The vesting of the options held by all of the named executive officers listed in the table other than Dr. Rastetter and Mr. Arner with respect to his grant under our 2005 Omnibus Equity Plan, along with all other outstanding options held by employees, including executive officers, with an exercise price of $55 or higher, was accelerated by our Board of Directors in December 2005. The acceleration eliminated future compensation expense that we would otherwise recognize in our consolidated statement of operations with respect to the accelerated options now that the Statement of Financial Accounting Standards No. 123(R) “Share Based Payment,” issued by the Financial Accounting Standards Board, has become effective. Our Board of Directors also imposed restrictions on shares of our common stock that could be acquired by the Company’s executive officers upon exercise of any such accelerated options that will prevent the sale of such shares (other than to cover the exercise price or satisfy withholding taxes) before such time as vesting would otherwise have taken place (or, if earlier, an executive officer’s last day of employment).

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option’s exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of our common stock, the option holder’s continued employment throughout the option period, and the date on which the options are exercised. The potential realizable value per share for all stockholders at the assumed annual rates of stock price appreciation of 5% and 10% would be $73.76 and $117.44, respectively, after ten years beginning December 30, 2005 based upon a price of $45.28 per share, the closing sale price of our common stock on December 30, 2005.

(3)	In connection with Dr. Rastetter’s retirement from our Company, all of his then unvested stock options vested on December 30, 2005 under the terms of his employment agreement. In addition, under the retirement provision of our 2003 Omnibus Equity Plan, Dr. Rastetter is allowed to exercise this stock option until December 30, 2008. Dr. Rastetter’s employment agreement and the retirement provision of the 2003 Omnibus Equity Plan are described under “Employment Agreements and Change of Control Arrangements.”
2005 Stock Option Exercises
      The following table sets forth information regarding the exercise of options by each of our named executive officers in 2005. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options at December 30, 2005, and the value of “in-the-money” options, which value represents the positive spread between the exercise price of any such option and the fair market value of our common stock on December 30, 2005.
Aggregated Option Exercises in 2005 and Year-End Option Values

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at Year-End(#)		at Year-End($)(2)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

James C. Mullen	22,000	1,110,807	2,021,963	284,462	6,796,822	808,837
Burt A. Adelman	82,000	2,631,255	408,750	29,000	1,438,865	121,195
Raymond G. Arner	0	0	73,717	28,446	137,288	137,547
Peter N. Kellogg	0	0	454,000	34,000	310,185	130,095
William H. Rastetter(3)	120,313	7,745,522	1,615,852	—	23,323,372	—
Craig E. Schneier	14,375	406,906	219,375	86,875	241,606	241,606

(1)	Fair market value of underlying securities at the exercise date, less the exercise price.

(2)	The value of unexercised in-the-money options at year-end assumes a fair market value for our common stock of $45.28, the closing sale price on December 30, 2005, less the exercise price. Actual gains, if any, upon exercise will depend upon the value of our common stock on the date of sale of any shares acquired upon exercise of the option.

(3)	In connection with Dr. Rastetter’s retirement from the Company, all of his then unvested stock options vested on December 30, 2005 under the terms of his employment agreement. In addition, under the retirement provision of our 2003 Omnibus Equity Plan, Dr. Rastetter is allowed to exercise the vested portion of his 2004 and 2005 stock options until December 30, 2008. Dr. Rastetter’s employment agreement and the retirement provision of the 2003 Omnibus Equity Plan are described under “Employment Agreements and Change of Control Arrangements.” All of Dr. Rastetter’s other options were scheduled to expire on March 30, 2006.

Deferred Compensation Plan
      We maintain a Supplemental Savings Plan, or SSP, which covers executive officers and certain other eligible officers and highly compensated or management employees. The SSP replaced our prior deferred compensation plan as well as the Biogen, Inc. Voluntary Executive Supplemental Savings Plan. Amounts deferred are held under the SSP and credited with interest or earnings in accordance with the plan’s terms, including provisions for crediting a rate of return equal to either (as specified by the participant) the rate of return achieved by one or more mutual funds available under our 401(k) plan and designated by the participant, or a fixed rate of interest which, for 2005, ranged from 7% to 9%. The excess of the interest rate earned by our named executive officers under the SSP during 2005 above 120% of the applicable federal long-term rate, compounded quarterly, is set forth in the Summary Compensation Table. We do not fund the SSP and participants have an unsecured contractual commitment from us to pay the amounts due under the SSP. When such payments are made, payments will be made from our general assets. The SSP has several features, some of which operate in coordination with our 401(k) plan:

•	For each participant whose compensation for the year exceeds the amount that may be taken into account under our 401(k) plan under applicable tax laws, the SSP provides for an employer contribution equal to six percent of such excess compensation. This feature is intended to replace the amount of matching employer contributions that the participant would have been eligible to receive under our 401(k) plan but for this tax law limit. The amount of contributions that we made to our 401(k) plan and the SSP on behalf of the named executive officers are included in the Summary Compensation Table under “All Other Compensation”.

•	Participants in the SSP who are senior director level or higher, or who are designated as eligible by our Compensation and Management Development Committee, may make voluntary salary reduction contributions of up to 80% of their salary and 100% of their cash bonuses to the SSP and thereby defer income taxes on such amounts until distribution from the SSP.
Employment Agreements and Change of Control Arrangements
              Employment Agreement with James C. Mullen
      We have an employment agreement with James C. Mullen, our Chief Executive Officer and President. The agreement has a three-year initial term which commenced on November 12, 2003 and contains a provision that automatically extends the term by one day on a daily basis beginning on November 12, 2004, unless written notice not to renew the agreement is given. The agreement was amended in February 2006. The agreement provides that Mr. Mullen will serve as our Chief Executive Officer and be a member of our Board of Directors.
      The agreement provides that Mr. Mullen receive a minimum annual base salary of $900,000 during the term and provides for an annual target bonus opportunity pursuant to annual cash incentive compensation plans equal to 125% of his annual base salary (100% prior to 2006). The agreement provides that Mr. Mullen will receive severance payments in the event of termination of his employment by us (other than a termination “for cause” or due to his death or disability (in each case as defined in the agreement)), or by Mr. Mullen for “good reason” (as defined in the agreement), including a lump sum payment in an amount equal to three times the sum of his annual base salary and annual target bonus for the year of termination. In addition, all of Mr. Mullen’s then outstanding equity awards which were not yet vested and exercisable would become immediately vested and exercisable upon such termination of employment. The agreement also provides that Mr. Mullen (or his estate) will receive severance payments in the event of his death or a termination by us due to his disability, including a lump-sum payment in an amount equal to one times the sum of his annual base salary and annual target bonus for the year of death or termination. In addition, all of Mr. Mullen’s then outstanding unvested equity awards immediately would vest and become exercisable upon his death or termination due to disability and remain so until the earlier of expiration of the award(s) term and one year from the date of death or termination. If payments in an amount greater than $100,000 made to Mr. Mullen under the agreement (or any other plan or agreement) are subject to excise tax under Internal Revenue Code Section 4999, the agreement provides that we will pay him an additional amount such that the amount retained by him would equal the net amount of payments which would have been received by him absent application of the excise tax. Also, in the event of a legal proceeding related to the agreement which occurs on or following a change in control, we will pay Mr. Mullen’s reasonable legal fees and expenses related to such proceeding. Mr. Mullen has agreed, pursuant to the agreement, not to compete with us during his employment and for a period of one year following termination of his employment (such period being reduced to six months for termination on or following the occurrence of a change in control). The agreement also provides that we will provide Mr. Mullen with an annual stipend of up to $50,000 for purposes of financial and consulting services.
              December 2005 Letter Agreement with William H. Rastetter
      On December 16, 2005, we entered into a letter agreement with William H. Rastetter, at the time our Executive Chairman and Chairman of our Board of Directors, confirming Dr. Rastetter’s retirement as Executive Chairman of the Board and his resignation from our Board of Directors, all effective as of December 30, 2005. Pursuant to Dr. Rastetter’s employment agreement, he received, among other things, payments equal to his 2005 target bonus and three times the sum of his annual salary and target bonus (which payments total $7 million), and immediate vesting of his stock options. The letter agreement also specified that Dr. Rastetter’s 2004 restricted stock grant of 50,000 shares would accelerate in its entirety in accordance with the retirement provision of our 2003 Omnibus Equity Plan.
     Equity Incentive and Severance Plans
      Equity Incentive Plans. Our 2005 Omnibus Equity Plan governs the equity awards granted to executive officers and all other employees since June 3, 2005. Our 2003 Omnibus Equity Plan governs the equity awards granted to executive officers and all other employees from our merger with Biogen, Inc. in November 2003 until June 3, 2005. The IDEC Pharmaceuticals Corporation 1988 Stock Option Plan, or the 1988 Stock Option Plan, and the Biogen 1985 Stock Option Plan, govern the options granted to executive officers and all other employees prior to the merger. Our 2005 Omnibus Equity Plan, our 2003 Omnibus Equity Plan, our 1988 Stock Option Plan and the Biogen 1985 Stock Option Plan address the impact of a termination in connection with a corporate transaction and a corporate change in control (as each term is defined in our 2005 Omnibus Equity Plan and similarly defined in the other plans) on outstanding options and other equity awards in the same manner.

•	Corporate transaction. If options or other equity awards granted under the plans are assumed or replaced in a corporate transaction and a designated employee (all of our executive officers are among the designated employees) is terminated, other than “for cause” (as defined in our 2005 Omnibus Equity Plan and similarly defined in the other plans), at any time within two years following the corporate transaction, his or her options and other equity awards, as assumed or replaced, will accelerate and become fully vested or exercisable, as the case may be. Options and other equity awards held by the designated employee would be exercisable until the earlier of one year following the designated employee’s termination date and the expiration date of the option or other equity award, as the case may be. The plans also provide that if the combined company elects to terminate the plan or cash out stock options or stock appreciation rights prior to a corporate transaction, then each affected award of executive officers as well as all other employees will accelerate and become fully exercisable immediately prior to the corporate transaction.

•	Corporate change in control. Options and other equity awards of executive officers as well as all other employees will accelerate and become fully exercisable immediately prior to a corporate change in control and may be exercised within the originally prescribed term for such award.
      The Biogen 1985 Stock Option Plan, our 2003 Omnibus Equity Plan and our 2005 Omnibus Equity Plan provide that upon retirement (as defined in our 2005 Omnibus Equity Plan and similarly defined in the other plans), options and other equity awards of executive officers, as well as all other employees, accelerate as to fifty percent of the shares covered by such awards and as to an additional ten percent of the shares covered by such awards for every year of employment with us or our affiliates beyond ten years. In addition, the term in which the vested portion of options may be exercised is extended to three years from the date of retirement, up to the original expiration term of the grant. As a result, in connection with Dr. Rastetter’s retirement from our Company, all of the shares in his 2004 restricted stock grant vested on December 30, 2005. Dr. Rastetter is also entitled to exercise his 2004 and 2005 stock options, which accelerated in connection with his retirement, until December 30, 2008. The retirement provision does not apply to September 2005 grants of performance-based restricted stock units that we made to certain employees, including all executive officers other than Mr. Mullen and Dr. Rastetter.
      Severance Policy. We maintain an executive severance plan which provides named executive officers other than our Chief Executive Officer, along with all of our other executive officers, severance upon a termination of their employment without “cause” (as defined in the executive severance plan) and in the event of termination in connection with a corporate transaction or in the event of a corporate change in control (as each such term is defined in our 2005 Omnibus Equity Plan and similarly defined in our other equity plans). The circumstances under which our Chief Executive Officer is entitled to receive severance and other related benefits, as well as the amount of the severance to be paid to him, is set forth in his employment agreement, as described under “Employment Agreements and Change of Control Arrangements.” Under the executive severance plan, executive officers other than our Chief Executive Officer receive:

•	in the event of a termination without cause, a lump sum payment equal to 9 to 21 months of the executive’s then annual base salary and target annual bonus; or

•	in the event of a termination in connection with a corporate transaction or in the event of a corporate change in control, a lump sum severance payment equal to 18 to 24 months of the executive’s then annual base salary and target annual bonus.
      In any case where severance is payable under the plan, executive officers other than our Chief Executive Officer will also receive continuation of medical and dental insurance benefits until the earlier of the last date of the severance payment period or the date the executive becomes eligible to participate in the medical and dental insurance plans of a third party employer.
Compensation Committee Interlocks and Insider Participation
      The members of our Compensation and Management Development Committee are: Bruce R. Ross (Chair), Alan Belzer, Alan B. Glassberg and Mary L. Good. In 2005, no member of our Compensation and Management Development Committee served as a member of the board of directors or compensation committee of any company that has an executive officer serving as a member of our Board of Directors or our Compensation and Management Development Committee.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
Role and Structure of the Compensation and Management Development Committee
      The Compensation and Management Development Committee (the “Compensation Committee”) is responsible for Biogen Idec’s executive compensation programs and oversees the development of Biogen Idec’s managerial talent. The Compensation Committee’s full roles and responsibilities are set forth in the written charter adopted by the Board of Directors and can be found at www.biogenidec.com under “Corporate Governance.” The Board of Directors determines the Compensation Committee’s membership. Each member satisfies the independence and related requirements of Nasdaq. The Compensation Committee meets at scheduled times during the year and on an ad hoc basis, as necessary. The Compensation Committee met 11 times during 2005. The Compensation Committee Chair reports on Compensation Committee actions and recommendations to the Board of Directors. The Compensation and Benefits Group in Biogen Idec’s Human Resources Department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in the administration of Biogen Idec’s compensation programs. The Compensation Committee has retained Watson Wyatt, an outside compensation consulting firm, to assist the Compensation Committee in performing its duties.
General Compensation Philosophy
      Biogen Idec’s general compensation philosophy applies to all employees and is based on the goal of providing a competitive total compensation package that:

•	Attracts and retains superior talent;

•	Rewards superior, as differentiated from average, performance; and

•	Closely aligns employees’ rewards with stockholders’ interests.
      Although the general compensation philosophy applies throughout the organization, employees and executives with greater levels of responsibility have more variability in their compensation and have a higher percentage of their pay at risk, as they have a more direct impact on overall Company results.
      Biogen Idec is committed to the values of a meritocracy; that is, an organization driven by a strong pay-for-performance philosophy. All Biogen Idec employees are eligible to participate in the Company’s equity-based incentive program, as well as some form of short-term cash incentive, such as the Company’s annual performance-based cash bonus plan or a sales incentive program. Additionally, all Biogen Idec employees are subject to annual goal setting, as well as written mid-year and annual performance reviews. At the end of each year, all employees (other than new hires and executive officers) are placed in one of four performance groups. For business units with a sufficient number of employees, the performance groups follow a distribution that generally results in no more than 15% of employees receiving the highest rating. Executive officers are compared to each other in terms of their performance and leadership effectiveness. The performance groups and executive assessments are the foundation of the Company’s meritocracy, and are used to differentiate in the administration of all aspects of compensation. The creation of distinct compensation guidelines based on performance group ensures that the Company’s top performers receive the greatest rewards and that lower-performing employees receive relatively limited compensation opportunities.
Annual Compensation Review Process
      The Compensation Committee annually reviews Biogen Idec’s executive compensation program, prior year financial performance and compensation trends among peer and other leading companies. In setting compensation levels for the coming year, the Compensation Committee reviews a comprehensive report prepared by Watson Wyatt comparing Biogen Idec’s executive compensation program to information derived from nationally recognized compensation surveys and an analysis of a peer group of publicly traded biotechnology and pharmaceutical companies with at least one successfully developed and marketed product. Biogen Idec’s peer group is reviewed annually for appropriateness, taking into consideration such factors as size (e.g., revenue and market capitalization), complexity (e.g., multiple marketed products), geographic scope of operations (e.g., global versus domestic-only presence), etc. As a general policy, Biogen Idec targets its compensation at market median, but actual compensation levels may fall above or below median, depending on factors such as individual performance, Company performance, criticality of position, skills/capabilities, overall impact/contribution, experience in position, recruitment “premiums” and internal equity.
      The Compensation Committee (i) recommends to the Board of Directors for approval the base salary, annual incentive targets and payments, and long-term incentive targets and awards for Biogen Idec’s Chief Executive Officer, and (ii) approves the base salaries, annual incentive targets and payments, and long-term incentive targets and awards for all other executive officers (currently 11 individuals). The Chief Executive Officer presents to the Compensation Committee a detailed individual assessment of each executive officer, other than himself, in terms of their performance over the prior fiscal year, as well as recommended compensation actions on each such executive officer. The Compensation Committee considers individual performance, Company performance, progress towards strategic objectives, internal equity and external competitiveness in making its final compensation decisions.
Elements of Compensation
      The Compensation Committee seeks to promote stockholder alignment, while attracting and retaining top talent, by offering competitive base salaries, annual performance-based cash bonuses and the potential for long-term rewards under the Company’s equity-based incentive program. The components of Biogen Idec’s pay package include the following:

Base Salary
      The Compensation Committee annually reviews and determines the base salaries of the Chief Executive Officer and all other executive officers. In each case, the Compensation Committee takes into account the above factors in making its base salary determinations. The determination of the base salary and annual bonus, as described below, of the Chief Executive Officer is subject to the approval of the Board of Directors.

Annual Bonus
      Biogen Idec maintains a performance-based annual cash incentive program, the purpose of which is to motivate and reward the attainment of short-term Company and individual performance goals. Company goals are established by senior management to address key financial and non-financial objectives, and are approved by the Compensation Committee. Individual goals, which vary based on an employee’s role and level, include “line-of-sight” metrics which enable measurement and reward of outcomes for which the individual has the most immediate and direct impact. For all participants, annual incentive opportunities, which are expressed as a percentage of base salary, are targeted at market median. Actual incentive awards may result in total cash compensation above or below market median, depending on the degree of Company and individual performance attainment relative to pre-established goals for that particular year.
      For 2005, the Company goals included revenue, earnings per share, pipeline development, discovery research and certain organizational and production capacity goals. At the end of the fiscal year, the Compensation Committee reviewed actual performance against the Company goals and determined that the Company’s aggregate performance across all goals was 96% of its targeted performance.

Equity-Based Compensation
      Stock-based incentives are a key component of Biogen Idec’s compensation program and are provided to virtually all employees in order to foster a culture of ownership, align compensation with stockholder interests and promote long-term retention and affiliation with the organization. Each year, the Compensation Committee determines the types of equity awards used for delivering long-term incentives. In determining the types of equity awards to be used, the Committee considers the ability of each type of equity award to achieve key compensation/reward objectives, competitive market practices, and dilution and expense constraints. For 2005, the Compensation Committee approved the award of a combination of stock options and restricted stock for employees below the Senior Vice President level. Employees at the level of Senior Vice President and above received stock options only for their annual equity grants. In 2006, the Compensation Committee approved the award of restricted stock units to most employees. Executives at the level of Vice President and above received a mix of stock options and restricted stock units. As with the other elements of compensation, the number of stock-based incentive awards granted is based on an employee’s salary grade, their individual performance, competitive market data and the aggregate pool of shares available for grant. For 2005, the aggregate pool of shares available for grant, as approved by the Compensation Committee, was positioned at the median share usage level of Biogen Idec’s biotech peer group. In 2006, the aggregate pool of shares available for grant reflect share usage that is positioned below the median of the biotech peer group, reflecting the broader use of restricted stock units at Biogen Idec. Actual employee awards vary significantly based on individual performance and salary grade. Over the past two fiscal years, approximately 72% of stock awards were granted to employees below the executive officer level.
      In addition to Biogen Idec’s annual equity grant, on September 14, 2005, the Compensation Committee approved a one-time, performance-based restricted stock unit incentive grant to top performers in key positions who are accountable for accomplishing and sustaining the Company’s growth in connection with the corporate restructuring plan announced shortly before this grant. These restricted stock units have performance-based vesting that will depend entirely upon the Company’s achievement, over 12-18 months from the date of grant, of targeted levels of operating expense, operating cash flow and business development results. If targeted levels of performance are not met, up to 100% of the award can be forfeited. The grant was made under the Company’s 2005 Omnibus Equity Plan. All of the Company’s executive officers other than James C. Mullen, the Company’s Chief Executive Officer and President, and William H. Rastetter, the Company’s retired Executive Chairman, received awards under this one-time grant in September 2005. The following awards were made to our named executive officers in September 2005: Burt A. Adelman (45,000 units), Peter N. Kellogg (50,000 units), Craig E. Schneier (45,000 units) and Raymond G. Arner (30,000 units). In total, approximately 200 employees at the level of Director and above received awards through this grant, accounting for approximately 1.17 million performance-contingent shares.
      The total numbers of stock options and restricted stock units awarded to our named executive officers in 2005 are set forth under “Executive Compensation and Related Information — Summary Compensation Table.”
      In February 2006, as part of our annual grant program, we made the following awards of stock options and restricted stock units to our named executive officers: James C. Mullen (240,000 options and 80,000 restricted stock units), Burt A. Adelman (40,900 options and 16,400 restricted stock units), Peter N. Kellogg (64,100 options and 25,600 restricted stock units), Craig E. Schneier (60,000 options and 24,000 restricted stock units) and Raymond G. Arner (30,000 options and 12,000 restricted stock units). In total, the Company’s 2006 annual grant program to all employees consisted of 2,388,386 restricted stock units and 1,181,135 stock options. All of these options have an exercise price of $44.24, except for the options granted to Mr. Mullen ($44.59) and to one executive officer ($44.38), as a result of having slightly different grant dates.

Perquisites and Personal Benefits
      Biogen Idec provides certain perquisites and personal benefits to executives. They are described in this Proxy Statement under “Executive Compensation and Related Information — Summary Compensation Table,” “Executive Compensation and Related Information — Perquisites and Personal Benefits; Valuation of Certain Perquisites,” and “Certain Relationships and Related Party Transactions.”

Other Plans
      Biogen Idec maintains a tax-qualified 401(k) plan and the Supplemental Savings Plan, or SSP. The SSP is a non-qualified deferred compensation plan that provides eligible U.S. employees, including executive officers, with the opportunity to receive contributions that could not be credited to their individual accounts under the 401(k) plan because of tax limitations. The SSP and certain aspects of the 401(k) plan are described in this Proxy Statement under “Executive Compensation and Related Information — Deferred Compensation Plan.”
Chief Executive Officer Compensation
      As part of the annual compensation review process, the Compensation Committee reviewed the 2005 performance of the Chief Executive Officer with the full Board of Directors.
      In February 2006, the Board of Directors, upon recommendation of the Compensation Committee, approved a salary increase for Mr. Mullen from $1,000,000 to $1,100,000. Mr. Mullen’s base salary is based on the scope of activities that he performs as Chief Executive Officer, including the expansion of those activities as a result of the retirement of Dr. Rastetter, our former Executive Chairman, at the end of 2005, his performance against individual objectives that are reviewed with the Board of Directors and a review of chief executive officer compensation levels among a peer group of companies. Mr. Mullen’s 2006 base salary is positioned slightly below the median of the peer group.
      For 2005, Mr. Mullen’s bonus target was 100% of his base salary, or $1,000,000. The Compensation Committee recommended Mr. Mullen’s 2005 cash bonus amount to the Board of Directors based on its assessment of Mr. Mullen’s performance relative to the Company and individual performance goals established by the Compensation Committee in early 2005, with input from the Board of Directors, as described in this report. Mr. Mullen’s 2005 bonus payment was determined by multiplying his target bonus of $1,000,000 by the Company performance factor of 96% and then by his individual performance factor of 125%, as approved by the Board of Directors. Based on this calculation, Mr. Mullen earned 120% of his target bonus under the Management Incentive Plan (MIP), resulting in a cash bonus payment of $1,200,000. In February 2006, the Board of Directors approved an increase in Mr. Mullen’s bonus target to 125% of his base salary to reflect his expanded responsibilities as a result of Dr. Rastetter’s retirement, and to bring his bonus target to a market-competitive level.
      In February 2006, the Board of Directors, upon recommendation of the Compensation Committee, awarded Mr. Mullen 240,000 stock options and 80,000 restricted stock units. In determining the size of these equity awards, the Compensation Committee considered the value of long-term incentives granted to chief executive officers within the peer group, Mr. Mullen’s past performance (including the overall performance of Biogen Idec) and his newly expanded responsibilities. Mr. Mullen did not receive a performance-based restricted stock unit incentive grant made to other executive officers in September 2005. In February 2006, the Board of Directors approved a one-time award of 100,000 performance-based restricted stock units to Mr. Mullen that will vest in February 2007 based on the achievement of the same operating expense and operating cash flow targets established for the September 2005 performance-based restricted stock unit incentive grants described earlier. If targeted levels of performance are not met, up to 100% of the award can be forfeited.
      For 2005, Biogen Idec also contributed $12,600 to Mr. Mullen’s account under the 401(k) plan and $127,651 to Mr. Mullen’s account under the SSP. In general, Mr. Mullen’s retirement plan accounts are available to Mr. Mullen only upon retirement or termination from Biogen Idec as an employee, or upon disability or death. In addition, Biogen Idec provided Mr. Mullen with the other compensation described in “Executive Compensation and Related Information  — Summary Compensation Table.”
Section 162(m)
      Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Biogen Idec may deduct in any one year with respect to each of the named executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. Biogen Idec’s equity plans and the MIP are qualified so that, except as set forth below, awards under such plans constitute performance-based compensation not subject to Section 162(m). The Compensation Committee has, in accordance with Section 162(m), certified that Biogen Idec’s 2005 results satisfied the performance criteria set in accordance with Section 162(m). As a result, the Compensation Committee awarded a cash bonus under the MIP to the Chief Executive Officer for 2005 that was at (and not above) the maximum amount yielded by the application of the compensation formula contained in the pre-established performance criteria.
      Awards of time-based restricted stock and restricted stock units granted to named executive officers under the 2005 Omnibus Equity Plan are not exempt from the limitations provided by Section 162(m). As a result, to the extent that certain non performance-based restricted stock and restricted stock unit awards to named executive officers vest, Biogen Idec will not be able to deduct any amounts attributable to the vesting that, when combined with base salary, exceed $1,000,000 for the named executive officers. The Compensation Committee has, in accordance with Section 162(m), certified that the one-time grant of performance-based restricted stock units to the named executive officers in September 2005, and to Mr. Mullen in February 2006, constitute performance-based compensation that is not subject to the deduction limit.
      The deductibility of certain types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, can also affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The Compensation Committee will continue to monitor developments and assess alternatives to maximize stockholder alignment and preserve the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of Biogen Idec and its stockholders.
Conclusion
      Attracting and retaining talented and motivated executives and employees is essential to creating long-term stockholder value. Offering a competitive, performance-based compensation program with a substantial equity component supports this objective by aligning the interests of executives and employees with those of stockholders. We believe that Biogen Idec’s meritocracy and total compensation program effectively meet these objectives.
      The Compensation and Management Development Committee of the Board of Directors.

Bruce R. Ross (Chair)
Alan Belzer
Alan B. Glassberg
Mary L. Good

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Our Finance and Audit Committee reviews and approves all proposed transactions or course of dealings between us and our directors and executive officers, including transactions required by SEC rules to be disclosed in this Proxy Statement. In accordance with SEC rules, disclosure of relationships and related party transactions with directors and executive officers is not required unless the amount involved in the relationship, transaction or indebtedness, or related series of transactions, is $60,000 or more at anytime since January 1, 2005. The relationships, transactions and indebtedness described below meet or exceed this disclosure threshold, see “Proposal 1 — Election of Directors” and “Executive Compensation and Related Information” for additional information about the relationships and transactions that we have with our directors and executive officers.

Housing Arrangement for William H. Rastetter
      In connection with the relocation of our corporate headquarters from San Diego, California to Cambridge, Massachusetts, we provided William H. Rastetter, our retired Executive Chairman, with use of a company-owned condominium in close proximity to our Cambridge, Massachusetts headquarters. Dr. Rastetter retired as our Executive Chairman on December 30, 2005 and, as a result, he no longer has the right to use the condominium. Dr. Rastetter was required to use the condominium primarily for business purposes. Personal use of the condominium was added to his compensation as imputed income at the then fair market value of a furnished rental apartment of equivalent value. We reimbursed Dr. Rastetter for income taxes that he incurred for personal use of the condominium. We paid all of the costs and expenses of the condominium including taxes, insurance for real and personal property, utilities, cleaning, maintenance, repairs, renovations and such other costs and expenses as are assessed or expected by the condominium association from time to time. During the entire period that Dr. Rastetter had the right to use the condominium, we maintained the right to use the condominium for Company functions and other activities at our discretion, and at times when such use did not interfere with Dr. Rastetter’s business visits to Cambridge. In connection with Dr. Rastetter’s retirement, we agreed to purchase certain furnishings from Dr. Rastetter that he purchased for the condominium at a purchase price of $134,682.82, which amount represents Dr. Rastetter’s cost for the furnishings. The amounts described in the preceding sentence are not included in “All Other Compensation” or elsewhere in the Summary Compensation Table.

Mortgage Loan to Peter N. Kellogg
      Effective July 30, 2002, the Sarbanes-Oxley Act prohibits loans to executive officers and directors as well as material modifications to outstanding loans. Biogen, Inc. made a $1,000,000 mortgage loan to Peter N. Kellogg, our Executive Vice President, Finance and Chief Financial Officer, on August 7, 2000. The largest amount of indebtedness under the loan in 2005 was $1,000,000. The loan was repaid in full in August 2005 in accordance with its terms. The loan was made in connection with Mr. Kellogg’s relocation to the Cambridge, Massachusetts area. It was an interest-free loan secured by the residence Mr. Kellogg purchased with the loan proceeds.

Transactions with Craig E. Schneier
      In August 2002, Biogen, Inc. entered into an agreement with Craig E. Schneier, our Executive Vice President, Human Resources, in which Biogen, Inc.’s then existing commitment to provide Dr. Schneier with a $250,000 mortgage loan was cancelled in exchange for Biogen, Inc.’s agreement to reimburse Dr. Schneier for the additional interest expense he would incur to his commercial lender resulting from having to secure additional funding in light of such cancellation. As a result, we will pay Dr. Schneier $1,323 per month until August 2007.
      We have also agreed to reimburse Dr. Schneier for relocation expenses that he incurs upon termination of his employment.

     Other
      In accordance with the indemnification provisions of our bylaws, we pay the expenses incurred by our directors and, except in certain circumstances, officers in defending actions, suits or proceedings brought against them due to the fact that they are one of our directors or officers in advance of the final disposition of such actions, suits or proceedings upon receipt of an undertaking by them to repay the advanced expenses if it is ultimately determined that they are not entitled to be indemnified under the General Corporation Law of the State of Delaware.

STOCK PERFORMANCE GRAPH
      The graph depicted below compares the annual cumulative total stockholder return (assuming reinvestment of dividends) from investing $100 on December 31, 2000 in each of (i) our common stock, (ii) a peer group index consisting of the Nasdaq Pharmaceutical Index, and (iii) the S&P 500 Index. We have not paid dividends, and no dividends are included in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

	2000	2001	2002	2003	2004	2005

Biogen Idec	100.00	109.09	52.49	58.08	105.42	71.66

S&P 500	100.00	86.96	66.64	84.22	91.79	94.55

Nasdaq Pharmaceutical Index	100.00	85.23	55.07	80.73	85.98	94.67

PROPOSAL 3
APPROVAL OF OUR 2006 NON-EMPLOYEE DIRECTORS EQUITY PLAN
      The 2006 Non-Employee Directors Equity Plan was unanimously approved by our Board of Directors on April 5, 2006. The plan will not become effective unless and until it is approved by our stockholders. The plan is intended to encourage ownership of shares of our common stock by our non-employee directors. As of April 5, 2006, 10 non-employee directors were eligible to participate in the proposed plan, and the closing price of our common stock was $45.36.
      In connection with seeking stockholder approval of the plan, the Board of Directors requests stockholders to consider the following factors:

•	The plan most recently used to provide our non-employee directors with equity-based compensation recently terminated by its terms (as to the making of any new grants). As such, the Company currently does not have an approved equity plan from which to grant stock awards to our non-employee directors, including our non-executive Chairman.

•	The plan is critical to our efforts to attract and retain key talent on our Board of Directors, as two current directors will be retiring from the Board in 2007, and a third will retire in 2008.

•	The plan will be the sole vehicle from which stock awards to non-employee directors, including our non-executive Chairman, will be made.

•	The plan provides flexibility to grant equity-based awards beyond stock options, consistent with the emerging trend in the marketplace.

•	The plan calibrates the impact of what are called “full value” share grants, such as restricted stock, and other grants, such as stock options, on the pool of shares available for issuance.
      The plan is being submitted for approval to our stockholders in accordance with Nasdaq requirements.
Plan Summary
      The principal features of the plan are summarized below, but this summary is qualified in its entirety by reference to the full text of the plan, which is attached to this Proxy Statement as Appendix A.
Administration and Awards
      The plan will be administered by the Compensation and Management Development Committee of the Board, the members of which are independent within the meaning of applicable rules. The plan provides the Committee with the authority to make awards to directors upon their initial election to the Board, and on an annual basis, in the form of stock options, stock appreciation rights, restricted stock or restricted stock units of the Company, or other equity based awards, as determined by the Committee, subject to limitations set forth in the plan on the maximum number of shares which may be subject to such grants. The Committee may also permit the non-employee directors to elect to receive annual retainers and/or meeting fees in the form of awards under the plan.
      Under the plan, upon initial election to the Board, non-employee directors shall receive an initial award, the amount and type of which shall be determined by the Committee, with respect to a maximum of 35,000 shares of our common stock (or 50,000 for the non-executive Chairman of the Board), as the term “shares” is defined below. Initial grants vest ratably in equal annual installments over three years from the date of grant. In addition, non-employee directors shall receive annual grants effective with the date of each annual stockholders meeting (or a pro rata grant upon election to the Board other than at an annual stockholders meeting), the amount and type of which shall be determined by the Committee, with respect to a maximum of 17,500 shares of our common stock (or 30,000 for the non-executive Chairman of the Board), as the term “shares” is defined below. Annual grants will vest on the one-year anniversary of the date of grant. For purposes of applying the limitations on the amount of shares with respect to which these awards may be granted, each full value stock award (for example, restricted stock or restricted stock units for which the non-

employee director is not required to pay for the stock) shall count as one and one-half (1.5) shares, and each stock option or stock appreciation right shall count as one (1) share, against the number of shares authorized for issuance under the plan.
      Awards will be subject to accelerated vesting upon termination of Board service by reason of death, disability, retirement and change of control (as such terms are defined in the plan). In addition, director awards will become fully vested upon an involuntary termination of Board service within two years following certain mergers or other corporate transactions, as defined in the plan.
      Other terms and conditions of each award will be set forth in award agreements.
      Repricing of outstanding stock options or stock appreciation rights is not permitted without prior stockholder approval.
Eligibility
      All non-employee directors of the Company who are independent under applicable Nasdaq rules are eligible to receive grants under the plan.
Limitation on Shares
      The aggregate number of shares of our common stock which may be granted under the plan is 850,000. The grant of any award, other than a stock option or a stock appreciation right, shall reduce the number of shares of common stock available for issuance under the plan by one and one-half (1.5) shares of common stock for each such share subject to the award. The grant of a stock option or a stock appreciation right shall reduce the number of available shares by one (1) share for each share subject to the stock option or stock appreciation right, even if fewer shares are issued upon exercise of the award.
      No award may be granted under the plan after the tenth anniversary of the effective date of the plan.
Stock Options
      The Committee may grant non-qualified stock options under the plan. The exercise price for stock options will be no less than the fair market value of our common stock on the date the stock option is granted. The option term can be no more than 10 years. The exercise period for vested options generally terminates three years following termination of Board service due to retirement, one year following death or permanent disability, one year following death that occurs within six months following termination from the Board, immediately upon a termination for cause and six months following all other terminations. In no event, however, may an option be exercised after its expiration date. Payment of the exercise price may be made in any manner permitted by the Committee, including cash, stock of the Company, broker-assisted cashless exercises or any other form as approved by the Committee.
Stock Appreciation Rights
      Stock appreciation rights may be awarded under the plan. The grant price of a stock appreciation right will be no less than the fair market value of our common stock on the date of its grant. The term of a stock appreciation right may not exceed ten years. The exercise period for vested stock appreciation rights generally terminates three years following termination of Board service due to retirement, one year following death or permanent disability, one year following death that occurs within six months following termination from the Board, immediately upon a termination for cause and six months following all other terminations. In no event, however, may a stock appreciation right be exercised after its expiration date. Upon exercise of a stock appreciation right, the non-employee director shall be entitled to receive payment from us in an amount determined by multiplying the excess of the fair market value of a share of our common stock on the date of exercise over the grant price of the stock appreciation right by the number of shares with respect to which the stock appreciation right is exercised. The payment may be made in cash or stock, at the discretion of the Committee. The Committee may also grant a stock appreciation right in tandem with a stock option or substitute stock appreciation rights for outstanding stock options, subject to such terms and conditions as the Committee may establish.
Restricted Stock and Restricted Stock Units
      Restricted stock and restricted stock units may be awarded or sold under such terms and conditions as shall be established by the Committee including, without limitation, a requirement that the holder forfeit such shares or units in the event of termination of Board service, other than due to retirement, death or permanent disability, during the period of restriction. Settlement of vested restricted stock units may be made in the form of cash, shares of our common stock or any combination of both, as determined by the Committee.
Transferability
      The plan provides that an award of stock options may not be transferred except in the event of a non-employee director’s death, pursuant to a qualified domestic relations order, or as otherwise determined by the Committee.
Amendment and Termination
      The Board of Directors may amend or modify the plan at any time, subject to stockholder approval, if required, under applicable laws or regulations, including the rules promulgated by Nasdaq.
Other Information
      If approved by stockholders, the 2006 Non-Employee Directors Equity Plan will be effective at the conclusion of the 2006 annual meeting of stockholders, and will expire on the tenth anniversary of the effective date. Any awards granted before the plan expires may extend beyond the expiration date.
Certain Federal Income Tax Consequences
      Set forth below is a discussion of certain U.S. federal income tax consequences with respect to awards that may be granted pursuant to the plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences of participation in the plan.
      Stock Options. Stock options granted under the plan will be non-statutory options not eligible for incentive stock option treatment under the Internal Revenue Code. A director will not be taxed at the time a stock option is granted. In general, a director exercising a stock option will recognize ordinary income equal to the excess of the fair market value on the exercise date of the stock purchased over the option price. Upon subsequent disposition of the stock purchased, the difference between the amount realized and the fair market value of the stock on the exercise date will constitute a capital gain or loss, which will be long-term or short-term depending on whether the purchased shares have been held for more than one year from the exercise date. We will not recognize income, gain or loss upon the granting of a stock option. Upon the exercise of such an option, we are generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the director.
      Stock Appreciation Rights. A director will not be taxed at the time a stock appreciation right is granted. Upon exercise of a stock appreciation right, the director will recognize ordinary income in an amount equal to the cash or the fair market value of the stock received on the exercise date. We generally will be entitled to a deduction in the same amount and at the same time as the director recognizes ordinary income.
      Restricted Stock. In general, a director who has received restricted stock, and who has not made an election under Section 83(b) of the Internal Revenue Code to be taxed upon receipt, will include in gross income as compensation income an amount equal to the fair market value of the restricted stock at the earlier of the first time the rights of the director are transferable or the restrictions lapse. We are generally entitled to a deduction at the time that the director is required to recognize ordinary income.

      Restricted Stock Units. A director who is awarded restricted stock units will not recognize income and we will not be allowed a deduction at the time the award is made. When a director receives payment for restricted stock units in shares of common stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the director and we will generally be allowed a deduction for federal income tax purposes.
Vote
      Our Board of Directors believes that approval of the 2006 Non-Employee Directors Equity Plan is essential in order to permit us to attract and retain skilled and motivated individuals to serve on our Board as non-employee directors. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE 2006 NON-EMPLOYEE DIRECTORS EQUITY PLAN.

DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS
      We maintain our 2005 Omnibus Equity Plan, our 2003 Omnibus Equity Plan, our 1995 Employee Stock Purchase Plan, or ESPP, our 1993 Directors Plan, our 1988 Stock Option Plan, the Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan. Our 2005 Omnibus Equity Plan, our 2003 Omnibus Equity Plan, our ESPP, our 1993 Directors Plan and our 1988 Stock Option Plan were adopted by us. The Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan were adopted by Biogen, Inc. and assumed by us in the merger.
      Our 1988 Stock Option Plan, the Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan govern options granted under the plans prior to the merger. We no longer grant options from these plans.
      Beginning with the merger, the only plans from which we have granted stock options or other equity incentive awards are our 2005 Omnibus Equity Plan, our 2003 Omnibus Equity Plan, our 1993 Directors Plan and our ESPP. We no longer make awards from our 2003 Omnibus Equity Plan or our 1993 Directors Plan.
Equity Compensation Plan Table
      The following table provides information as of December 31, 2005 about:

•	the number of shares of common stock to be issued upon exercise of outstanding options and rights under plans adopted by us — the 2005 Omnibus Equity Plan, the 2003 Omnibus Equity Plan, the 1993 Directors Plan and the 1988 Stock Option Plan;

•	the weighted-average exercise price of outstanding options and rights under plans adopted by us; and

•	the number of shares of common stock available for future issuance under our active plans — the 2005 Omnibus Equity Plan and the ESPP.
Equity Compensation Plan Information(1)

	(a)	(b)	(c)

Number of Securities
	Number of		Remaining Available for
	Securities		Future Issuance Under
	to be Issued Upon	Weighted-average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding
	Outstanding Options	Outstanding	securities reflected in
Plan Category(2)	and Rights	Options and Rights	column (a)

Equity compensation plans approved by stockholders	20,081,328	$45.21	19,645,369
Equity compensation plans not approved by stockholders	0	—	0

Total	20,081,328	$45.21	19,645,369

(1)	The table does not include information with respect to the 850,000 newly reserved shares of common stock that may be issued under the 2006 Non-Employee Directors Equity Plan, if the plan is approved by our stockholders at the meeting.

(2)	In connection with the merger with Biogen, Inc., we assumed all of Biogen, Inc.’s outstanding options. The shares underlying the assumed options are not included in the table. The assumed options were granted under the Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan and were converted into options to purchase our common stock at the merger exchange ratio of one Biogen, Inc. share of common stock for 1.15 shares of our common stock. On an as-converted basis, the options that we assumed from Biogen, Inc. are categorized as follows: (a) as of December 31, 2005, outstanding options to purchase 1,074,523 shares of common stock were granted from plans approved by Biogen, Inc. stockholders with a weighted average exercise price of $26.40; and, (b) as of December 31, 2005, outstanding options to purchase 11,343,559 shares of common stock were granted from plans not approved by Biogen, Inc. stockholders with a weighted average exercise price of $43.67.

MISCELLANEOUS
Stockholder Proposals
      Proposals of our stockholders that are intended to be presented by such stockholders at our 2007 Annual Meeting of Stockholders must be received by our Secretary no later than December 21, 2006 in order that they may be included in our proxy statement and form of proxy relating to that meeting.
      A stockholder proposal not included in our proxy statement for the 2007 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the anniversary of the date this Proxy Statement was released to stockholders in connection with our 2006 Annual Meeting of Stockholders. However, if the date of the 2007 Annual Meeting of Stockholders is changed by more than 30 days from the date contemplated at the time of this Proxy Statement, we must receive the stockholder’s notice not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 7th day following the day on which public announcement of the date of such meeting is first made.
Address for Proposals
      All stockholder proposals should be sent to our executive offices at 14 Cambridge Center, Cambridge, Massachusetts, Attention: Corporate Secretary.
Incorporation by Reference
      Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation and Management Development Committee Report, the Finance and Audit Committee Report, the Stock Performance Graph, the content of www.biogenidec.com, including the charters of the committees of our Board of Directors, our Corporate Governance Principles, our Finance and Audit Committee Practices and our Code of Business Conduct, included or referenced in this Proxy Statement shall not be incorporated by reference into any such filings.
Other Matters
      Our Board of Directors knows of no other business which will be presented at the meeting. If other business is properly brought before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.
      WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of our Board of Directors:

Susan H. Alexander
Secretary
Cambridge, Massachusetts
April 20, 2006

Appendix A
BIOGEN IDEC INC.
2006 NON-EMPLOYEE DIRECTORS EQUITY PLAN
1.     Purpose; Establishment.
      The Biogen Idec Inc. 2006 Non-Employee Directors Equity Plan is intended to encourage ownership of shares of Common Stock by Non-Employee Directors of the Company and its Affiliates, and to provide an additional incentive to those directors to promote the success of the Company and its Affiliates. The Plan has been adopted and approved by the Board of Directors, subject to the approval of the stockholders of the Company, and shall become effective as of the Effective Date.

2.	Definitions.
      As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

(b) “Agreement” shall mean either the written agreement between the Company and a Participant or a written notice from the Company to a Participant evidencing an Award.

(c) “Award” shall mean any Option, Restricted Stock, Restricted Stock Unit, Dividend Equivalent Rights, Stock Appreciation Right or Other Award granted pursuant to the terms of the Plan.

(d) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities with respect to which such Person has properly filed an effective Schedule 13G.

(e) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(f) “Certificate” shall mean either a physical paper stock certificate or electronic book entry or other electronic form of account entry evidencing the ownership of shares of Restricted Stock or shares of Common Stock acquired upon exercise, vesting or settlement, as the case may be, of Awards other than Restricted Stock.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(h) “Committee” means the committee appointed to administer the Plan pursuant to Section 3.

(i) “Company” shall mean Biogen Idec Inc., a Delaware corporation.

(j) “Common Stock” shall mean the common stock of the Company, par value $0.0005 per share.

(k) A “Corporate Change in Control” shall be deemed to have occurred upon the first of the following events:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction which is a merger or consolidation;

(ii) the election to the Board of Directors, without the recommendation or approval of a majority of the incumbent Board of Directors (as of the Effective Date), of directors constituting a majority of the number of directors of the Company then in office, provided, however, that directors whose election following the Effective Date is approved by a majority of the members of the incumbent Board of Directors shall be deemed to be members of the incumbent Board of Directors for purposes hereof, provided further that directors whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company will not be considered as members of the incumbent Board of Directors for purposes of this paragraph (ii); or

(iii) the occurrence of any other event which the incumbent Board of Directors, in its sole discretion, determines should be considered a Corporate Change in Control.

(l) A “Corporate Transaction” shall be deemed to have occurred upon the first of the following:

(i) there is consummated a merger or consolidation of the Company, or any direct or indirect subsidiary of the Company, with any other company other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation, unless following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto represent less than 60% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation and the transaction results in those persons who are members of the incumbent Board of Directors immediately prior to such merger or consolidation constituting less than 50% of the membership of the Board of Directors or the board of directors of such surviving or parent entity immediately after, or subsequently at any time as contemplated by such merger or consolidation (in which case the transaction shall be a Corporate Transaction), or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(m) A “Disability” shall exist for purposes of the Plan if a Participant is entitled to receive benefits under the applicable long-term disability program of the Company or an Affiliate of the Company, or, if no such program is in effect with respect to such Participant, if the Participant has become totally and permanently disabled within the meaning of Section 22(e)(3) of the Code.

(n) “Dividend Equivalent Rights” shall mean a right, granted in connection with an Award, to receive dividends (which may or may not be made subject to restrictions or forfeiture conditions, as determined by the Committee) upon the payment of a dividend with respect to the Common Stock underlying the Award.

(o) “Effective Date” shall mean the date that the Company’s stockholders approve the Plan in accordance with Section 20 hereof.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(q) “Fair Market Value” of the Common Stock shall be calculated as follows: (i) if the Common Stock is listed on a national securities exchange or traded on the Nasdaq National Market or the Nasdaq Small Cap Market and sale prices are regularly reported for the Common Stock, then the Fair Market Value shall be the closing selling price for the Common Stock reported on the applicable composite tape or other comparable reporting system on the applicable date, or if the applicable date is not a trading day, on the most recent trading day immediately prior to the applicable date; or (ii) if closing selling prices are not regularly reported for the Common Stock as described in clause (i) above, but bid and asked prices for the Common Stock are regularly reported, then the Fair Market Value shall be the arithmetic mean between the closing or last bid and asked prices for the Common Stock on the applicable date or, if the applicable date is not a trading day, on the most recent trading day immediately prior to the applicable date; or (iii) if prices are not regularly reported for the Common Stock as described in clauses (i) or (ii) above, then the Fair Market Value shall be such value as the Committee in good faith determines.

(r) “For Cause” shall mean any act of: (i) fraud or intentional misrepresentation, or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate. The determination of the Committee as to the existence of circumstances warranting a termination For Cause shall be conclusive.

(s) “Non-Employee Director” has the meaning set forth in Section 5.

(t) “Nonqualified Stock Option” shall mean an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

(u) “Option” shall mean an option to purchase shares of Common Stock granted pursuant to Section 7.

(v) “Other Award” shall mean an Award granted pursuant to Section 10.

(w) “Participant” shall mean a Non-Employee Director to whom an Award is granted pursuant to the Plan.

(x) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefits plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation or other business entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(y) “Restricted Stock” shall mean a share of Common Stock which is granted pursuant to the terms of Section 8 and which may not be in any manner transferred or disposed of (such restrictions being known as the “Transfer Restrictions”) prior to the applicable Vesting Date.

(z) “Restricted Stock Unit” means a unit granted pursuant to Section 8 that represents the right to receive the Fair Market Value of one share of Common Stock, which is payable in cash or Common Stock, as specified in the applicable Agreement, and which may or may not be subject to forfeiture restrictions.

(aa) “Retirement” as to any Participant shall mean such person’s leaving the Board under the following circumstances: (i) as of the annual stockholders meeting that occurs in the year in which the Participant reaches age 75, or (ii) upon the completion of such person’s current term provided he or she has provided the Board with at least six months prior written notice of retirement, but not including a Participant’s termination For Cause, as determined by the Committee. Notwithstanding the foregoing, a Participant elected to the Board other than at an annual stockholders meeting shall not be eligible for Retirement pursuant to clause (ii) of this Section 2(aa) until the completion of a term for which such Participant is elected to serve by the stockholders at an annual stockholders meeting.

(bb) “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(cc) “Stock Appreciation Right” shall mean the right to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock (as determined on the date of exercise) over: (i) if the Stock Appreciation Right is not related to an Option, the purchase price of a share of Common Stock on the date the Stock Appreciation Right was granted, or (ii) if the Stock Appreciation Right is related to an Option, the purchase price of a share of Common Stock specified in the related Option, and pursuant to such further terms and conditions as are provided under Section 9.

(dd) “Transaction” has the meaning set forth in Section 4(c).

(ee) “Vesting Date” shall mean the date established by the Committee on which an Award shall vest.

3.	Administration of the Plan.
      The Plan shall be administered by the Board of Directors, or by a committee of the Board which shall consist of two or more persons each of whom, unless otherwise determined by the Board, is (a) a “non-employee director” within the meaning of Rule 16b-3 and (b) an “independent director” as defined in Nasdaq Stock Market Rule 4200. References in the Plan to the “Committee” shall mean the Board or any such committee. The Committee shall have the authority in its sole and absolute discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation: (1) the authority to grant Awards, (2) to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions and restrictions relating to any Award, (3) to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered, (4) to construe and interpret the Plan and any Award, (5) to prescribe, amend and rescind rules and regulations relating to the Plan, (6) to determine the terms and provisions of Agreements, and (7) to make all other determinations deemed necessary or advisable for the administration of the Plan.
      The Committee may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of Board service and, except as otherwise provided herein, adjust any of the terms of any Award. The Committee may also (a) accelerate the date on which any Award granted under the Plan becomes exercisable or (b) accelerate the Vesting Date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Committee determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances. Notwithstanding the foregoing, no Award outstanding under the Plan may be repriced, regranted through cancellation or otherwise amended to reduce the exercise price applicable thereto (other than with respect to adjustments made in connection with a Transaction or other change in the Company’s capitalization) without the approval of the Company’s stockholders. In addition, no Award shall provide a “reload” feature pursuant to which the Participant would receive an automatic grant of additional Awards to replace the shares of Common Stock surrendered to exercise an Award, and no Option shall be exercisable prior to the applicable Vesting Date for shares of Common Stock subject to repurchase by the Company, upon a termination of Board service prior to such Vesting Date, for the exercise price paid by the Participant.

4.	Stock Subject to the Plan.
      (a) Shares Available for Awards. Subject to the provisions of Sections 4(c) and 4(d) hereof, the maximum number of shares of Common Stock reserved for issuance under the Plan shall be 850,000 shares. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury. The grant of any Award other than an Option or a Stock Appreciation Right shall, for purposes of this Section 4(a), reduce the number of shares of Common Stock available for issuance under the Plan by one and one-half (1.5) shares of Common Stock for each such share actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of this Section 4(a), as an Award of one share of Common Stock for each such share actually subject to the Award.
      (b) Adjustment for Change in Capitalization. In the event that any dividend or other distribution is declared (whether in the form of cash, Common Stock, or other property), or there occurs any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, then, unless otherwise determined by the Committee in its sole and absolute discretion, (1) the number and kind of shares of stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of stock or other property issued or issuable in connection with outstanding Awards, (3) the exercise price, grant price or purchase price relating to any outstanding Awards, and (4) the limits on Awards under Section 6(b) shall be equitably adjusted as necessary to prevent the dilution or enlargement of the rights of Participants.
      (c) Adjustment for Change or Exchange of Shares for Other Consideration. In the event that outstanding shares of Common Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event (“Transaction”), then, unless otherwise determined by the Committee in its sole and absolute discretion, (1) each outstanding Option shall thereafter become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Common Stock subject to the Option would have been changed or exchanged had the Option been exercised in full prior to such Transaction, provided that, if necessary, the provisions of the Option shall be appropriately adjusted so as to be applicable to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option, and (2) each outstanding Award that is not an Option and that is not automatically changed in connection with the Transaction shall represent the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Common Stock covered by the outstanding Award would have been changed or exchanged had they been held by a stockholder of the Company.
      (d) Reuse of Shares. The following shares of Common Stock shall again become available for Awards: (1) any shares subject to an Award that remain unissued upon the cancellation, surrender, exchange or termination of such Award for any reason whatsoever (except that the exercise of a Stock Appreciation Right shall not be deemed to result in unissued shares, even if fewer shares are issued than the number of shares in which the Award was denominated) and (2) any additional shares deemed to have been granted pursuant to such Award by reason of the operation of Section 4(a).

5.	Eligibility.
      The persons who shall be eligible to receive Awards pursuant to the Plan shall be limited to: (i) those individuals who are first elected as non-employee Board members after the Effective Date, whether by the Company’s stockholders or by the Board, and (ii) those individuals who continue to serve as non-employee Board members after such Effective Date, whether or not they commenced Board service prior to such Effective Date. In no event, however, shall any non-employee Board member be eligible to participate in the Plan unless such individual is an “independent director” as defined in Nasdaq Stock Market Rule 4200. Each non-employee Board member eligible to participate in the Plan pursuant to the foregoing criteria shall be designated an eligible “Non-Employee Director” for purposes of the Plan.

6.	Awards Under the Plan; Agreement.
      (a) General. The Committee may grant Options, shares of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards pursuant to Section 6(b), in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan, and may provide for Dividend Equivalent Rights with respect to any Award. Each Award granted under the Plan shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable, which are not in conflict with the terms of the Plan. By accepting an Award, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.
      (b) Awards. Awards shall be granted as specified below.

(i) Initial Grant. Each individual who is first elected as a Non-Employee Director, whether by the Company’s stockholders or by the Board, on or after the Effective Date, shall be granted, on the date of such initial election, one or more Awards (defined as the “Initial Grant”), the amount and type of which shall be determined by the Committee consistent with the provisions of the Plan, provided that the number of shares of Common Stock subject to such Initial Grant shall not exceed 35,000 shares in the aggregate (calculated as described in subsection (iv) below). Initial Grants shall vest ratably in equal annual installments on each of the first three anniversaries of the date of grant.

(ii) Annual Grant. On the date of each annual stockholders meeting, commencing with the 2006 annual meeting, each individual who is at the time serving as a Non-Employee Director shall be granted one or more Awards (defined as the “Annual Grant”), the amount and type of which shall be determined by the Committee consistent with the provisions of the Plan, provided that the number of shares of Common Stock subject to such Annual Grant shall not exceed 17,500 shares in the aggregate (calculated as described in subsection (iv) below). An individual elected as a Non-Employee Director other than at an annual meeting of stockholders shall receive, on the date of such election, a pro rata portion of the Annual Grant made at the preceding annual stockholders meeting based on the number of days from the date of election to the next annual meeting of stockholders, divided by 365. Annual Grants shall fully vest on the first anniversary of the date of grant.

(iii) Non-Executive Chairman Grants. Upon election as Non-Executive Chairman of the Board of Directors on or after the Effective Date, a Non-Employee Director shall be granted, on the date of such election, one or more Awards (defined as the “Supplemental Initial Grant”), the amount and type of which shall be determined by the Committee consistent with the provisions of the Plan, provided that the number of shares of Common Stock subject to such an individual’s Initial Grant and Supplemental Initial Grant shall not exceed 50,000 shares in the aggregate (calculated as described in subsection (iv) below). On the date of each annual stockholders meeting commencing with the 2006 annual meeting, any Non-Employee Director then serving as Non-Executive Chairman of the Board of Directors shall be granted one or more Awards (defined as the “Supplemental Annual Grant”), the amount and type of which shall be determined by the Committee consistent with the provisions of the Plan, provided that the number of shares of Common Stock subject to such an individual’s Annual Grant and Supplemental Annual Grant shall not exceed 30,000 shares in the aggregate (calculated as described in subsection (iv) below). A Non-Employee Director elected as Non-Executive Chairman of the Board other than at an annual meeting of stockholders shall receive, on the date of such election, a pro rata portion of the Supplemental Annual Grant. Supplemental Initial Grants shall vest ratably in equal annual installments on each of the first three anniversaries of the date of grant, and Supplemental Annual Grants shall fully vest on the first anniversary of the date of grant.

(iv) Share Equivalents. For purposes of applying the limits on the number of shares of Common Stock which may be subject to Awards made pursuant to Initial Grants, Supplemental Initial Grants, Annual Grants and Supplemental Annual Grants under this Section 6(b): (A) the grant of any Award other than an Option or a Stock Appreciation Right shall be treated as an Award of one and one-half (1.5) shares of Common Stock for each such share actually subject to the Award, and (B) the grant of an Option or a Stock Appreciation Right shall be treated as an Award of one share of Common Stock for each such share actually subject to the Award.

7.	Options.
      (a) Identification of Options. Each Option shall be a Nonqualified Stock Option and shall state the number of shares of the Common Stock to which it pertains.
      (b) Exercise Price. Each Agreement with respect to an Option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the Option. The option exercise price per share shall be equal to the Fair Market Value of the Common Stock on the date of grant.
      (c) Term and Exercise of Options.

(i) Each Option shall become exercisable at the time or times determined by the Committee as set forth in the applicable Agreement, consistent with the provisions of the Plan. The expiration date of each

Option shall be ten (10) years from the date of the grant thereof, or at such earlier time as the Committee shall expressly state in the applicable Agreement.

(ii) An Option shall be exercised by delivering notice as specified in the Agreement on the form of notice provided by the Company. The option exercise price shall be payable upon the exercise of the Option. It shall be payable in one of the following forms: (A) in United States dollars in cash or by check, (B) if permitted by the Committee, in shares of Common Stock that have been held by the Participant (or a permitted transferee of such person) for at least six months and having a Fair Market Value as of the date of exercise equal to the aggregate option exercise price, (C) at the discretion of the Committee, in accordance with a cashless exercise program established with a securities brokerage firm, or (D) at the discretion of the Committee, by any combination of (A), (B) and (C) above, or (E) by such other method as the Committee may, in its discretion, permit.

(iii) Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of or for the account of the Participant, or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

      (d) Effect of Termination of Board Service.

(i) In the event that the Participant’s Board service shall terminate on account of the Retirement of the Participant, each Option granted to such Participant that is outstanding as of the date of such termination shall become fully exercisable and shall remain exercisable for the three year period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

(ii) In the event that the Participant’s Board service shall terminate on account of the death of the Participant, each Option granted to such Participant that is outstanding as of the date of death shall become fully exercisable and shall remain exercisable by the Participant’s legal representatives, heirs or legatees for the one year period following the date of death (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

(iii) In the event that the Participant’s Board service shall terminate on account of the Disability of the Participant, each Option granted to such Participant that is outstanding as of the date of such termination shall become fully exercisable and shall remain exercisable by the Participant (or such Participant’s legal representatives) for the one year period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

(iv) In the event of the termination of a Participant’s Board service For Cause, each outstanding Option granted (including any portion of the Option that is then exercisable) to such Participant shall be cancelled at the commencement of business on the date of such termination.

(v) In the event that the Participant’s Board service shall terminate for any reason other than (A) Retirement, (B) death, (C) Disability or (D) For Cause, each Option granted to such Participant, to the extent that it is exercisable at the time of such termination, shall remain exercisable for the six month period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term. Each Option that remains unexercisable as of the date of such a termination shall be cancelled at the time of such termination (except as may otherwise be determined by the Committee).

(vi) In the event of the Participant’s death within six months following the Participant’s termination of Board service other than For Cause, each Option granted to such Participant that is vested and outstanding as of the date of death shall remain exercisable by the Participant’s legal representatives, heirs or legatees for the one year period following the date of death (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

8.	Restricted Stock; Restricted Stock Units.
      (a) Price. At the time of the grant of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.
      (b) Vesting Date. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 6(b) are satisfied, and except as provided in Section 8(g), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the Transfer Restrictions shall lapse. Provided that all conditions to the vesting of a Restricted Stock Unit imposed pursuant to Section 6(b) are satisfied, and except as provided in Section 8(g), upon the occurrence of the Vesting Date with respect to a Restricted Stock Unit, such Restricted Stock Unit shall vest and become non-forfeitable; provided, however, that the payment with respect to such Restricted Stock Unit shall be made in a manner that complies with the requirements of Section 409A of the Code.
      (c) Dividends. The Committee, in its discretion, may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions or conditions to the vesting of such shares have lapsed.
      (d) Issuance of Certificates. Following the date of grant with respect to shares of Restricted Stock, or the settlement of a Restricted Stock Unit payable in Common Stock, the Company shall cause to be issued a Certificate, registered in the name of or for the account of the Participant to whom such shares were granted, evidencing such shares. In the case of an Award of Restricted Stock, each such Certificate shall bear the following legend or substantially similar restrictive account legend:

“The transferability of this Certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in or imposed pursuant to the Biogen Idec Inc. 2006 Non-Employee Directors Equity Plan.”

Such legend shall not be removed until such shares vest pursuant to the terms hereof.
      Each Certificate issued pursuant to this Section 8(d) in connection with a grant of Restricted Stock shall be held by the Company or its designee prior to the applicable Vesting Date, unless the Committee determines otherwise.
      (e) Consequences of Vesting of Restricted Stock. Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the Transfer Restrictions shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares were granted (or a permitted transferee of such person), a Certificate evidencing such share, free of the legend set forth in Section 8(d).
      (f) Settlement of Restricted Stock Units. The settlement of Restricted Stock Units may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied, or it may be deferred in accordance with such terms and conditions as the Committee may specify, subject to compliance with Code Section 409A.
      (g) Effect of Termination of Board Service. In the event that the Participant’s Board service shall terminate for any reason other than (i) Retirement, (ii) death or (iii) Disability, each unvested grant of Restricted Stock or Restricted Stock Units shall be forfeited at the time of such termination (except as may be otherwise determined by the Committee). In the event that the Participant’s Board service shall terminate on account of Retirement, death or Disability of the Participant, each grant of Restricted Stock and Restricted Stock Units that is outstanding as of the date of Retirement, death or Disability shall become fully vested.

9.	Stock Appreciation Rights.
      (a) A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option, or may be granted unrelated to an Option. At the time of grant of a Stock Appreciation Right, the Committee may impose such restrictions or conditions to the exercisability of the Stock Appreciation Right as it, in its absolute discretion, deems appropriate. The term of a Stock Appreciation Right granted without relationship to an Option shall not exceed ten years from the date of grant.
      (b) A Stock Appreciation Right related to an Option shall require the holder, upon exercise, to surrender such Option with respect to the number of shares as to which such Stock Appreciation Right is exercised, in order to receive payment of any amount computed pursuant to Section 9(d). Such Option will, to the extent surrendered, then cease to be exercisable.
      (c) Subject to Section 9(d)(i), and to such rules and restrictions as the Committee may impose, a Stock Appreciation Right granted in connection with an Option will be exercisable at such time or times, and only to the extent that a related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.
      (d) Subject to Section 9(f), the exercise of a Stock Appreciation Right related to an Option will entitle the holder to receive payment of an amount determined by multiplying:

(i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right over the option exercise price specified in the related Option, by

(ii) the number of shares as to which such Stock Appreciation Right is exercised.
      (e) The maximum number of shares underlying a Stock Appreciation Right granted without relationship to an Option shall be set forth in the applicable Award Agreement. A Stock Appreciation Right granted without relationship to an Option will entitle the holder to receive payment, subject to Section 9(f), of an amount determined by multiplying:

(i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right over the greater of the Fair Market Value of a share of Company Stock on the date the Stock Appreciation Right was granted or such greater amount as may be set forth in the applicable Agreement, by

(ii) the number of shares as to which such Stock Appreciation Right is exercised.
      (f) Notwithstanding subsections (d) and (e) above, the Committee may place a limitation on the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the date of grant and noted in the applicable Award Agreement.
      (g) Payment of the amount determined under subsections (d) and (e) above may be made solely in whole shares of Common Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively, in the sole discretion of the Committee, solely in cash or a combination of cash and shares of Common Stock. If the Committee decides that payment of the amount determined under subsections (d) and (e) above may be made shares of Common Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash. The payment with respect to any Stock Appreciation Right shall be made in a manner that complies with the requirements of Section 409A of the Code.
      (h) Other than with respect to an adjustment described in Section 4(c), in no event shall the exercise price with respect to a Stock Appreciation Right be reduced following the grant of such Stock Appreciation Right, nor shall the Stock Appreciation Right be cancelled in exchange for a replacement Stock Appreciation Right with a lower exercise price.
      (i) Effect of Termination of Board Service.

(i) In the event that the Participant’s Board service shall terminate on account of the Retirement of the Participant, each Stock Appreciation Right granted to such Participant that is outstanding as of the date of such termination shall become fully exercisable and shall remain exercisable for the three year period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

(ii) In the event that the Participant’s Board service shall terminate on account of the death of the Participant, each Stock Appreciation Right granted to such Participant that is outstanding as of the date of death shall become fully exercisable and shall remain exercisable by the Participant’s legal representatives, heirs or legatees for the one year period following the date of death (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

(iii) In the event that the Participant’s Board service shall terminate on account of the Disability of the Participant, each Stock Appreciation Right granted to such Participant that is outstanding as of the date of such termination shall become fully vested and shall remain exercisable by the Participant (or such Participant’s legal representatives) for the one year period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

(iv) In the event of the termination of a Participant’s Board service For Cause, each outstanding Stock Appreciation Right granted (including any portion of the Stock Appreciation Right that is then exercisable) to such Participant shall be cancelled at the commencement of business on the date of such termination.

(v) In the event that the Participant’s Board service shall terminate for any reason other than (A) Retirement, (B) death, (C) Disability or (D) For Cause, each Stock Appreciation Right granted to such Participant, to the extent that it is exercisable at the time of such termination, shall remain exercisable for the six month period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term. Each Stock Appreciation Right that remains unexercisable as of the date of such a termination shall be cancelled at the time of such termination (except as may be otherwise determined by the Committee).

(vi) In the event of the Participant’s death within six months following the Participant’s termination of Board service other than For Cause, each Stock Appreciation Right granted to such Participant that is vested and outstanding as of the date of death shall remain exercisable by the Participant’s legal representatives, heirs or legatees for the one year period following the date of death (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

10.	Other Awards.
      (a) General. Other Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of Section 6(b), the Committee shall have sole and complete authority to determine the number of shares of Common Stock to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
      (b) Payment of Non-Employee Directors’ Fees in Securities. In addition to the Awards authorized under Section 6(b), and only to the extent permitted by the Committee, a Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of Awards under the Plan by completing the procedures prescribed by the Committee. Such Awards shall be issued under the Plan. The terms and the number of Awards to be granted to Non-Employee Directors in lieu of annual retainers and/or meeting fees under this Section 10 shall be determined by the Committee.

11.	Effect of a Corporate Transaction.
      (a) Options and Stock Appreciation Rights. In the event of a Corporate Transaction, the Committee shall, prior to the effective date of the Corporate Transaction, as to each outstanding Option and Stock Appreciation Right under the Plan, either: (i) make appropriate provisions for the Options and Stock Appreciation Rights to be assumed by the successor corporation or its parent or be replaced with a comparable option or stock appreciation right to purchase shares of the capital stock of the successor corporation or its parent; (ii) upon reasonable prior written notice to the Participants provide that all Options and Stock Appreciation Rights must be exercised prior to a specified date and, to the extent unexercised as of such specified date, such Options and Stock Appreciation Rights will terminate (all Options and Stock Apprecia-

tion Rights having been made fully exercisable as set forth below in this Section 11); or (iii) terminate all Options and Stock Appreciation Rights in exchange for, in the case of Options, a cash payment equal to the excess of the then aggregate Fair Market Value of the shares subject to such Options over the aggregate exercise prices thereof, or in the case of Stock Appreciation Rights, the amount otherwise payable on exercise of such Stock Appreciation Rights pursuant to Section 9 (all Options and Stock Appreciation Rights having been made fully exercisable as set forth below in this Section 11). Without limiting the generality of Sections 4(b) and 4(c) hereof, each outstanding Option and Stock Appreciation Right under the Plan which is assumed in connection with a Corporate Transaction, or is otherwise to continue in effect, shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of the Common Stock as are subject to such Option or Stock Appreciation Right immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option exercise price payable per share pursuant to the Option, provided the aggregate option exercise price payable for such securities pursuant to the Option shall remain the same, and the basis for calculating the amount payable on exercise of the Stock Appreciation Right pursuant to Section 9.
      (b) Awards other than Options and Stock Appreciation Rights. In the event of a Corporate Transaction, the Committee shall, prior to the effective date of the Corporate Transaction, as to each outstanding Award (other than an Option or Stock Appreciation Right) under the Plan either: (i) make appropriate provisions for the Awards to be assumed by the successor corporation or its parent, or be replaced with a comparable award with respect to the successor corporation or its parent; (ii) provide that such Awards shall be fully vested and settled prior to such Corporate Transaction; or (iii) terminate all such Awards in exchange for a cash payment equal to the then aggregate Fair Market Value of the shares of Common Stock and cash payments subject to such Award (all Awards having been made fully vested as set forth below in this Section 11).
      (c) Involuntary Termination. If at any time within two years of the effective date of a Corporate Transaction there is an Involuntary Termination with respect to a Participant’s continued service as a Non-Employee Director of the successor corporation or its parent, each then outstanding Award assumed or replaced under this Section 11 and held by such Participant (or a permitted transferee of such person) shall, upon the occurrence of such Involuntary Termination, automatically accelerate so that each such Award shall become fully vested or exercisable, as applicable, immediately prior to such Involuntary Termination. Upon the occurrence of an Involuntary Termination with respect to a Participant, any outstanding Option or Stock Appreciation Right held by such Participant (and a permitted transferee of such person) shall be exercisable within one year of the Involuntary Termination or, if earlier, within the originally prescribed term of the Option or Stock Appreciation Right. An “Involuntary Termination” as to a Participant shall mean the termination of the Participant’s Board service other than (1) because of termination For Cause, (2) on account of the Participant’s voluntary resignation or (3) on account of the Participant’s choosing not to seek reelection; provided, however, that for purposes of the Plan, a termination of Board service, at the request of the Board, where such termination is in connection with a reduction of the number of members of the Board (and not in connection with a replacement of the terminating member) shall be treated as an Involuntary Termination.
      (d) Other Adjustments. The class and number of securities available for issuance under the Plan on both an aggregate and per Participant or per grant basis shall be appropriately adjusted by the Committee to reflect the effect of the Corporate Transaction upon the Company’s capital structure.
      (e) Termination of Plan; Cash Out of Awards. In the event the Company terminates the Plan or elects to cash out Awards in accordance with clauses (ii) or (iii) of paragraph (a) or clause (iii) of paragraph (b) of this Section 11, then the exercisability and vesting of each affected Award outstanding under the Plan shall be automatically accelerated so that each such Award shall, immediately prior to such Corporate Transaction, become fully vested and may be exercised prior to such Corporate Transaction for all or any portion of such Award. The Committee shall, in its discretion, determine the timing and mechanics required to implement the foregoing Plan provision.

      (f) Special Rule Regarding Determination of Termination for Cause. Following the occurrence of a Corporate Transaction, the determination of whether circumstances warrant a termination For Cause shall be made in good faith by the Committee, provided that such determination shall not be presumed to be correct or given deference in any subsequent litigation, arbitration or other proceeding with respect to the existence of circumstances warranting a termination For Cause.

12.	Acceleration Upon Corporate Change in Control.
      Unless otherwise determined by the Committee at the time of grant and set forth in the applicable Award Agreement, in the event of a Corporate Change in Control, the exercisability or vesting of each Award outstanding under the Plan shall be automatically accelerated so that each such Award shall, immediately prior to such Corporate Change in Control, become fully vested and/or exercisable for the full number of shares of the Common Stock purchasable or cash payable under an Award to the extent not previously exercised, and may be exercised for all or any portion of such shares or cash within the originally prescribed term of such Award. The Committee shall, in its discretion, determine the timing and mechanics required to implement the foregoing Plan provision.

13.	Rights as a Stockholder.
      No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award until the date of issuance of a Certificate with respect to such shares. Except as otherwise expressly provided in Section 4(c), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date of issuance of such Certificate.

14.	No Right to Continued Board Service; No Right to Award.
      Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of service as a member of the Board or interfere in any way with the right of the Company or its stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law. No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

15.	Securities Matters.
      (a) Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any Certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such Certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of Certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such Certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.
      (b) The transfer of any shares of Common Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Common Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant (or a permitted transferee of such person) in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant (or a permitted transferee of such person) may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto, subject to compliance with the requirements of Section 409A of the Code.

16.	Notification of Election Under Section 83(b) of the Code.
      If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.
17.     Amendment or Termination of the Plan.
      The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent the Board of Directors determines that such approval is appropriate or necessary for purposes of satisfying any applicable law or the requirements of any securities exchange upon which the securities of the Company trade. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 3, which discretion may be exercised without amendment to the Plan. No amendment or termination of the Plan may, without the consent of the affected Participant, reduce the Participant’s rights under any outstanding Award.

18.	Transferability.
      The Committee may direct that any Certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares. Awards granted under the Plan shall not be transferable by a Participant other than: (i) by will or by the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, as defined by the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder or (iii) as otherwise determined by the Committee in its sole and absolute discretion. The designation of a beneficiary of an Award by a Participant shall not be deemed a transfer prohibited by this Section 18. Except as provided pursuant to this Section 18, an Award shall be exercisable during a Participant’s lifetime only by the Participant (or by his or her legal representative) and shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation, or other disposition of any Award contrary to the provisions of this Section 18, or the levy of any attachment or similar process upon an Award, shall be null and void. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the designated beneficiary, executor or administrator of the Participant’s estate, or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution (or by a permitted transferee of such person). No transfer of an Award by will or the laws of descent and distribution, or as otherwise permitted by this Section 18, shall be effective to bind the Company unless the Committee shall have been furnished with: (a) written notice thereof and with such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

19.	Dissolution or Liquidation of the Company.
      Immediately prior to the dissolution or liquidation of the Company, other than in connection with transactions to which Section 11 is applicable, all Awards granted hereunder shall terminate and become null and void; provided, however, that if the rights hereunder of a Participant or one who acquired an Award by will or by the laws of descent and distribution, or as otherwise permitted pursuant to Section 18, have not otherwise terminated and expired, the Participant or such person shall have the right immediately prior to such termination to exercise any Award granted hereunder to the extent that the right to exercise such Award has vested as of the date immediately prior to such dissolution or liquidation. Awards of Restricted Stock and Restricted Stock Units that have not vested as of the date of such dissolution or liquidation shall be forfeited immediately prior to such dissolution or liquidation.

20.	Effective Date and Term of Plan.
      The Plan shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, any Awards shall be null and void. Unless extended or earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan and the applicable Award Agreement.

21.	Applicable Law.
      The Plan shall be construed and enforced in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

22.	Participant Rights.
      No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

23.	Unfunded Status of Awards.
      The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general, unsecured creditor of the Company.

24.	No Fractional Shares.
      No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares, or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

25.	Beneficiary.
      A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

26.	Interpretation; Special Rules.
      The Plan is intended to comply with the provisions of Section 409A of the Code and, notwithstanding anything in the Plan or an Agreement to the contrary, any provision of an Award which is subject to Section 409A but which does not comply with the requirements of such section shall be null and void and of no force or effect, and the Committee shall, upon notice of such non-compliance and in its complete discretion, reform such Award so as to comply with the provisions of Section 409A. Subject to Section 16 of the Exchange Act, to the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices, and to further the purpose of the Plan, the Committee may, without amending this Plan, establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in the Plan, and grant Awards (or amend existing Awards) in accordance with those rules.

27.	Severability.
      If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Appendix B
Effective Date April 5, 2006
Finance and Audit Committee Charter
Purpose
      The purpose of the Committee shall be to assist the Board of Directors (Board) in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the accounting and financial reporting processes of the Company, including the Company’s internal controls, the independence, qualifications and performance of the independent registered public accounting firm, and the performance of the Company’s internal audit function.
Authority and Responsibilities
      The Committee shall have the following authority and responsibilities:

•	To discuss with management and the independent registered public accounting firm the annual audited financial statements and quarterly financial statements, including related disclosures and matters required to be reviewed under applicable legal, regulatory or Nasdaq requirements.

•	To discuss with management and the independent registered public accounting firm, as appropriate, earnings results, earnings guidance, and significant financial disclosure issues.

•	To retain, and recommend for stockholder ratification, the independent registered public accounting firm to examine the Company’s accounts, controls and financial statements. The Committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent registered public accounting firm. The Committee shall have the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms.

•	To pre-approve any permitted non-audit services provided to the Company by the Company’s independent registered public accounting firm and related fees.

•	To discuss with management and the independent registered public accounting firm, as appropriate, the results of the audit, any problems or difficulties encountered and management’s response.

•	To discuss with management and the independent registered public accounting firm the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

•	To review with management and the independent registered public accounting firm the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

•	To review with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s system of internal financial and accounting controls.

•	To review and approve the internal corporate audit staff functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan and budget; (iii) staffing, including hiring and firing decisions; and (iv) other practices and procedures.

•	To obtain and review at least annually a written report from the independent registered public accounting firm delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews, inquiries or investigations. In order to assess independence of

B-1

the independent registered public accounting firm, the Committee will also review at least annually all relationships between the independent registered public accounting firm and the Company.

•	To prepare and publish an annual Committee report in the Company’s proxy statement.

•	To set policies for the hiring by the Company of employees or former employees of the independent registered public accounting firm.

•	To review and investigate any matters pertaining to the integrity of the Company’s financial statements, including reviewing legal and regulatory matters that may have an impact on the financial statements, reviewing compliance programs aimed at insuring the integrity of the financial statements and the adequacy of disclosures and any reports made under such programs, and establishing procedures for confidential and anonymous receipt and treatment of complaints regarding the Company’s accounting, internal controls, disclosure or other financial or auditing matters. The Committee will also review the Company’s policies and internal procedures designed to promote Company compliance with other laws and regulations, including regular reviews of the Company’s corporate compliance program, Code of Business Conduct and compliance processes.

      The foregoing list of functions is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate to its purpose and for the performance of its responsibilities.
      The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accounting firm. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurances as to the Company’s financial statements or any professional certifications as to the work of the independent registered public accounting firm.
      The Committee shall have authority to retain such outside counsel, experts and other advisors, as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve the fees and retention terms of its counsel, experts and advisors, and the Company shall provide funding for such fees and expenses.
Membership and Processes
      The Committee shall consist of a minimum of three directors. The Chair and members shall be appointed by the Board upon the recommendation of the Corporate Governance Committee and may be removed by the Board in its discretion. All members shall satisfy the Nasdaq requirements and other legal requirements for independence. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be an “audit committee financial expert” as defined in SEC regulations.
      The Committee shall meet at least four times a year with management, with the corporate audit staff and also with the Company’s independent registered public accounting firm, and at such other times as requested by the Chairman of the Board, the Committee Chair or the Board.
      The Committee shall periodically report its actions, recommendations and important findings to the Board.
      The Committee shall perform an evaluation of itself on a regular basis and as may be required by applicable laws, regulations and rules, and shall present the results of its evaluation to the Board. The Committee also shall review the adequacy of this charter on a regular basis and recommend any proposed changes to the Board for approval.

B-2

DIRECTIONS TO THE BOSTON MARRIOTT CAMBRIDGE HOTEL
Boston Marriott Cambridge Hotel
Two Cambridge Center, (Broadway & 3rd Street)
Cambridge, Massachusetts 02142 USA

FROM 95 North:

Take 95 South to Exit 50 (Route 1 South). Follow Route 1 South and go over the Tobin Bridge. At the bottom of the bridge, stay to the left and go through the tunnel. Stay to the right as you come out of the tunnel and the road will fork. Follow the signs to Storrow Drive. Get onto Storrow Drive for about1/4 mile and there will be a LEFT exit for Government Center/ Kendall Square. Take that exit and at the bottom of the exit take a right. This will put you onto the Longfellow Bridge. Go over the Longfellow Bridge which will turn into Broadway. The hotel will be approximately1/4 mile on the left.
FROM 95 South:

Take I-95 North to I-93 North. Take I-93 all the way to Exit 26 which will be inside the tunnel. Follow the signs to Storrow Drive. Get onto Storrow Drive for approximately1/4 mile. There will be a LEFT exit for Government Center/ Kendall Square. Take that exit and at the bottom of the exit take a right. This will put you onto the Longfellow Bridge. Go over the Longfellow Bridge which will turn into Broadway. After the first set of lights, the hotel will be on the left.
FROM Mass Turnpike I-90:

Take I-90 East (Mass Pike) to Exit 18 (Brighton/ Cambridge). After paying the toll, bear right towards Cambridge. Once off the exit, go straight and this will put you over the River Street Bridge onto River Street. Follow River Street, which turns into Prospect Street, for about nine lights (1 mile) and turn right onto Broadway. Go through five lights and the hotel will be on the right.

FROM Logan Airport:

Follow signs at the airport to the Sumner Tunnel. Pay the toll and take the Sumner Tunnel to Route 93 North. You will see a sign for Interstate 93 North at the end of the tunnel. Take 93 North to Exit 26 and follow the signs to Storrow Drive. Get onto Storrow Drive for approximately1/4 mile. There will be a LEFT exit for Government Center/ Kendall Square. Take that exit and at the bottom of the exit take a right. This will put you onto the Longfellow Bridge. Go over the Longfellow Bridge which will turn into Broadway. After the first set of lights, the hotel will be on the left.

FROM Route 2:
Follow Route 2 to the Alewife train terminal (at the fork in the road stay right). This will take you past the train terminal over a bridge onto the Fresh Pond Parkway. Follow the Parkway to Memorial Drive. Follow Memorial Drive past the Massachusetts Institute of Technology (MIT) and you will see signs to Kendall Square. Take a left at the Kendall Square sign; this will put you on Wadsworth Street. Take your next left and take this street to Ames Street. Take a right on Ames Street and go through the light. At the next light, take a right on Broadway. The hotel will be on the right.

FROM Route 93 North/ South:
Take I-93 South to Exit 26 (Storrow Drive). Take Exit 26 and follow the signs to Storrow Drive (this will put you in the left lane). Get onto Storrow Drive for approximately1/4 mile. There will be a LEFT exit for Government Center/ Kendall Square. Take that exit and at the bottom take a right. This will put you onto the Longfellow Bridge. Go over the Longfellow Bridge which will turn into Broadway. After the first set of lights, the hotel will be on the left.

14 Cambridge Center
Cambridge, MA 02142
NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT
Meeting Date
May 25, 2006

PROXY CARD
BIOGEN IDEC INC.
PROXY SOLICITED BY
THE BOARD OF DIRECTORS OF BIOGEN IDEC INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2006
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Biogen Idec Inc. (the “Company”), dated April 20, 2006, in connection with the Company’s Annual Meeting of Stockholders to be held on May 25, 2006 at 10:00 a.m. at the Boston Marriott Cambridge Hotel, Two Cambridge Center, Cambridge, Massachusetts 02142, and does hereby appoint James C. Mullen, Peter N. Kellogg and Susan H. Alexander, and each of them (with full power to act alone), proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them, to appear and vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2006 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof.
The shares represented hereby will be voted as directed herein. IN EACH CASE IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NAMED NOMINEES AS A DIRECTOR AND FOR ALL OF THE OTHER PROPOSALS. AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, SAID PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.
PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please date and sign exactly as name appears on this card. Joint owners should each sign. Please give full title when signing as executor, administrator, trustee, attorney, guardian for a minor, etc. Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

☑	PLEASE MARK VOTES AS IN THIS EXAMPLE
The Company’s Board of Directors recommends a vote FOR all of the Proposals.
1.	Election of Directors (or if any nominee is not available for election, such substitute as the Company’s Board of Directors may designate) for a three-year term ending at the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified or their earlier resignation or removal.
NOMINEES: Lawrence C. Best (01), Alan B. Glassberg (02), Robert W. Pangia (03), William D. Young (04)
☐ FOR nominees listed below   ☐ WITHHOLD AUTHORITY
☐ ______________________________________
FOR ALL NOMINEES EXCEPT AS NOTED ABOVE
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To approve our 2006 Non-Employee Directors Equity Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.
Mark box at right if you plan to attend the Meeting ☐

Mark box at right if an address change or comment has been noted on the reverse side of the card ☐
Please be sure to sign and date this Proxy.

Date:	___________________________________, 2006

Signature

Signature